Prospectus Supplement No 1	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-201277
Dated February 6, 2015
(to Prospectus dated January 28, 2015)

EVENTURE INTERACTIVE, INC.

20,040,000 shares of common stock

This prospectus supplement no. 1 (the “Supplement”) supplements information contained in the prospectus dated January 28, 2015 (together, the “Prospectus”), relating to the resale by selling stockholders of Eventure Interactive, Inc., a Nevada corporation, of up to 20,040,000 shares of our common stock.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

This Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2015 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 6, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2015

EVENTURE INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-172685	27-4387595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

855.986.5669

(Address and telephone number of principal executive offices)

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective February 2, 2015, we entered into Amendment No. 2 (the “Amendment”) to the November 21, 2012 Employment Services Agreement, as amended on March 10, 2014, between us and Gannon Giguiere, our Chief Executive Officer, Secretary and Chairman. The Amendment reduced Mr. Giguiere’s base annual salary from $180,000 to $1, clarified the provision under which we can issue bonuses to Mr. Giguiere, and provided for the issuance of 5,000,000 shares (the “Shares”) of our common stock and 2,000,000 stock options to Mr. Giguiere upon execution of the Amendment. The stock options were issued under our 2015 Equity Incentive Plan as non-statutory stock options. They have a ten-year term and are exercisable for the purchase of 2,000,000 shares of our common stock at a price of $0.10 per share. They vest monthly and ratably over the 36 month period commencing upon issuance. Mr. Giguiere was granted piggyback registration rights with respect to the 5,000,000 Shares.

Effective February 2, 2015, we entered into Amendment No. 2 (the “Amendment”) to the November 21, 2012 Employment Services Agreement, as amended on March 10, 2014, between us and Alan Johnson, our Chief Corporate Development Officer. The Amendment reduced Mr. Johnson’s base annual salary from $180,000 to $1, clarified the provision under which we can issue bonuses to Mr. Johnson, and provided for the issuance of 2,000,000 shares (the “Shares”) of our common stock and 1,000,000 stock options to Mr. Johnson upon execution of the Amendment. The stock options were issued under our 2015 Equity Incentive Plan as non-statutory stock options. They have a ten-year term and are exercisable for the purchase of 1,000,000 shares of our common stock at a price of $0.10 per share. They vest monthly and ratably over the 36 month period commencing upon issuance. Mr. Johnson was granted piggyback registration rights with respect to the 2,000,000 Shares.

Effective February 2, 2015, we entered into Amendment No. 1 (the “Amendment”) to the March 10, 2014 Employment Services Agreement between us and Michael D. Rountree, our Chief Financial Officer and Treasurer. The Amendment reduced Mr. Rountree’s base annual salary from $180,000 to $1, clarified the provision under which we can issue bonuses to Mr. Rountree and provided for the issuance of 2,000,000 shares (the “Shares”) of our common stock and 1,000,000 stock options to Mr. Rountree upon execution of the Amendment. The stock options were issued under our 2015 Equity Incentive Plan as non-statutory stock options. They have a ten-year term and are exercisable for the purchase of 1,000,000 shares of our common stock at a price of $0.10 per share. They vest monthly and ratably over the 36 month period commencing upon issuance. Mr. Rountree was granted piggyback registration rights with respect to the 2,000,000 Shares.

On February 2, 2015, we entered into a one-year Consulting and Development Agreement (the “Agreement”) with Meridian Computing, Inc. (“MCI”) pursuant to which MCI provides us with services which include (i) software development services; (ii) assisting us with our product requirements, release schedules and client-server dependencies; and (iii) assisting us with our gathering and specification requirements related to mobile architecture and implementation. We are paying MCI for the services at the rate of $19,200 per month or $230,400 on an annualized basis. The annualized fee amount is payable by us in advance. The Agreement contains customary confidentiality and non-solicitation provisions. We can terminate the Agreement upon 30 days prior written notice. Upon any such termination, MCI is able to retain the cash fee payment.

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On February 2, 2015, we entered into a one-year Consulting Agreement (the “Agreement”) with JV Holdings, LLC (“JV”) pursuant to which JV provides us with investor relations and related services. The Agreement is automatically renewable for additional one-year terms unless either party notifies the other of its intention not to renew not less than 30 days prior to the end of the existing term. In the event of a renewal, the parties will re-negotiate the cash and stock fees payable to JV under the Agreement. We are paying JV a monthly cash fee of $6,000 per month or an aggregate of $72,000 for the initial one-year term, which annualized fee is payable in full, in advance. We are also required to issue 350,000 shares of our restricted common stock to JV, as a stock fee, as soon as practicable. The Agreement contains customary confidentiality, indemnification and non-circumvention provisions. The Agreement may be terminated by us upon 30 days prior written notice. In such event, JV is entitled to retain the cash and stock fees it has received prior to the date of termination.

On February 2, 2015, we entered into Amendment No. 1 to our March 10, 2014 Consulting Agreement with Harrison Group, Inc. (“HG”) which extended the term of the Consulting Agreement for an additional two years through August 31, 2017. In consideration thereof, we are issuing 1,500,000 shares of our restricted common stock to HG.

On February 2, 2015, we entered into a Consulting Agreement (the “Agreement”) with M1 Capital Advisors LLC (“M1”) pursuant to which M1 is providing us with strategic and corporate consulting services which include (i) the development and refinement of our business plan; (ii) market and competitive research assessment; (iii) preparation of investor presentation materials; (iv) review of product features; and (v) development of marketing strategies and initiatives. The Agreement terminates on December 31, 2015. We are paying M1 a $110,000 cash fee for the services which is payable in advance. The Agreement is renewable 60 days prior to the end of the term upon mutual agreement of the parties. The Agreement contains customary confidentiality and indemnification provisions.

On February 2, 2015, we entered into a one-year Consulting Agreement (the “Agreement”) with Market Pulse Media, Inc. (“MP”) pursuant to which MP provides us with financial and business advice and investor relations services. The Agreement is subject to extension upon mutual agreement of the parties. In connection therewith, we are required to issue 1,300,000 shares of our restricted common stock to MP as soon as practicable, which shares will contain piggyback registration rights. We can terminate the Agreement upon 30 days prior written notice. The Agreement contains a covenant not to compete and non-solicitation and indemnification provisions.

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Effective February 2, 2015, $351,000 in accrued salary due to Gannon K. Giguiere, our President and CEO, was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 5,014,286 shares of common stock to Mr. Giguiere. Piggyback registration rights apply to these shares.

Effective February 2, 2015, $339,780 in accrued salary due to Alan L. Johnson, our Chief Corporate Development Officer, was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 4,853,571 shares of common stock to Mr. Johnson. Piggyback registration rights apply to these shares.

Effective February 2, 2015, $227,435 in accrued salary due to Michael D. Rountree, our Treasurer and Chief Financial Officer, was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 3,249,071 shares of common stock to Mr. Rountree. Piggyback registration rights apply to these shares.

Effective February 2, 2015, $64,050 in principal and $279 in interest due thereon with respect to the loan made by Gannon K. Giguiere to us on November 10, 2014, $67,500 in principal and $124 in interest due thereon with respect to the loan made by Gannon K. Giguiere to us on November 28, 2014, $15,000 in principal and $21 in interest due thereon with respect to the loan made by Gannon K. Giguiere to us on December 15, 2014, and $14,000 in principal and $7 in interest due thereon with respect to the loan made by Gannon K. Giguiere to us on January 15, 2015, or an aggregate of $160,981 was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 2,299,729 shares of common stock to Mr. Giguiere. Piggyback registration rights apply to these shares.

Effective February 2, 2015, $150,000 in principal and $777 in interest due thereon with respect to the loan made by Alan L. Johnson to us on July 29, 2014, and $9,842 in principal and $362 in interest due thereon with respect to the loan made by Alan L. Johnson to us on September 24, 2014, or an aggregate of $160,981 was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 2,299,729 shares of common stock to Mr. Johnson. Piggyback registration rights apply to these shares.

Effective February 2, 2015, $15,000 in principal and $63 in interest due thereon with respect to the loan made by Michael D. Rountree to us on September 30, 2014, and $25,000 in principal and $80 in interest due thereon with respect to the loan made by Michael D. Rountree to us on October 9, 2014, or an aggregate of $40,143 was converted into shares of our restricted common stock at a conversion price of $0.07 per share resulting in the issuance of 573,471 shares of common stock to Mr. Rountree. Piggyback registration rights apply to these shares.

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On February 2, 2015, our board of directors approved our 2015 Equity Incentive Plan. Our shareholders have yet to approve the 2015 Equity Incentive Plan and unless they do so prior to February 2, 2016, we will not be able to issue incentive stock options under the 2015 Equity Incentive Plan. A total of 11,000,000 shares of our common stock are reserved for issuance under the 2015 Plan. If an incentive award granted under the 2015 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2015 Plan. Shares issued under the 2015 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2015 Plan. In addition, the number of shares of common stock subject to the 2015 Plan and the number of shares and terms of any incentive award are subject to adjustment in the event of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

The compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2015 Plan and grants made thereunder. Subject to the terms of the 2015 Plan, the compensation committee has complete authority and discretion to determine the terms of awards under the 2015 Plan. Any officer or other employee of the Company or its affiliates, or an individual that the Company or an affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its affiliates, including a non-employee director of the Board, is eligible to receive awards under the 2015 Plan.

The 2015 Plan authorizes the grant to eligible recipients of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and stock appreciation rights (“SARs”) as described below:

•	Options granted under the 2015 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of our common stock on the date of grant unless agreed to otherwise at the time of the grant. Such awards may include vesting requirements.

•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by our compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

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•	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•	Stock awards are permissible. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•	SARs, entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Our Board of Directors or if then in place, the compensation committee of our Board of Directors, may amend, suspend or terminate the 2015 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our common stock reserved for issuance under the 2015 Plan or reduces the minimum exercise price for options or exchange of options for other incentive awards. Unless sooner terminated, the 2015 Plan terminates ten years after the date on which it was adopted.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this Item 3.02 by reference.

Effective February 2, 2015, the 7 members of our Advisory Board were each issued a ten-year warrant to purchase 100,000 shares of our common stock at an exercise price of $0.10 per share resulting in the issuance of an aggregate of 700,000 warrants.

Effective February 2, 2015, 11 advisors/consultants of ours were each issued a ten-year warrant to purchase 100,000 shares of our common stock at an exercise price of $0.10 per share resulting in the issuance of an aggregate of 1,100,000 warrants.

Effective February 2, 2015, an aggregate of 6,950,000 ten-year non-statutory stock options to purchase an aggregate of 6,950,000 shares of our common stock, vesting monthly and ratably over the 36 month period commencing upon issuance on the first day of each month during the vesting period with an initial vesting date of March 1, 2015 and a final vesting date of February 1, 2018 and an exercise price of $0.10 per share were issued under the 2015 Equity Incentive Plan to 29 employees of ours. The recipients included: Gannon K. Giguiere, our President and CEO who received 2,000,000 options, Alan L. Johnson, our Chief Corporate Development Officer who received 1,000,000 options, and Michael D. Rountree, our Treasurer and Chief Financial Officer who received 1,000,000 options.

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All of the foregoing securities issuances, including the debt conversion issuances, amended employment agreement issuances, and issuances under the JV Holdings, LLC Consulting Agreement, Harrison Group, Inc. Amended Consulting Agreement and Market Pulse Media Consulting Agreement were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts from registration, transactions by an issuer not involving a public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures set forth in Items 1.01 and 3.02 to this Current Report are incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Report.

Exhibit Number	Description

4.1	Form of Non-Statutory Option Agreement under 2015 Equity Incentive Plan for February 2, 2015 Option Issuances

4.2	Form of Advisory Board and Advisor/Consultant Warrant for February 2. 2015 Warrant Issuances

10.1	Amendment No. 2 dated as of February 2, 2015 to the November 21, 2012, as amended March 10, 2014, Employment Services Agreement between the registrant and Gannon Giguiere

10.2	Amendment No. 2 dated as of February 2, 2015 to the November 21, 2012, as amended March 10, 2014, Employment Services Agreement between the registrant and Alan Johnson

10.3	Amendment No. 1 dated as of February 2, 2015 to the March 10, 2014 Employment Services Agreement between the registrant and Michael D. Rountree

10.4	Registrant’s 2015 Equity Incentive Plan

10.5	Consulting Agreement dated as of February 2, 2015, between Registrant and Market Pulse Media, Inc.

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Exhibit Number	Description

10.6	Consulting Agreement dated as of February 2, 2015, between Registrant and JV Holdings, LLC

10.7	Amendment No. 1 to Consulting Agreement dated as of February 2, 2015, between Registrant and Harrison Group, Inc.

10.8	Consulting and Development Agreement dated as of February 2, 2015, between Registrant and Meridian Computing, Inc.

10.9	Consulting Services Agreement dated as of February 2, 2015, between Registrant and M1 Capital Advisors, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVENTURE INTERACTIVE, INC.

Date: February 6, 2015	By:	/s/ Gannon Giguiere
	Name:	Gannon Giguiere
	Title:	President and CEO

EXHBIT 4.1

EVENTURE INTERACTIVE, INC.

Non-Statutory Stock Option Agreement

Granted Under 2015 Equity Incentive Plan

1. Grant of Option.

This agreement (this “Agreement”) evidences the grant by Eventure Interactive, Inc., a Nevada corporation (the “Company”), on February 2, 2015 (the “Grant Date”) to _______, an employee, director, consultant or advisor of the Company (the “Participant”), of an option (the “Option”) to purchase, in whole or in part, on the terms provided herein and in the Company’s 2015 Equity Incentive Plan (the “Plan”), a total of ________ shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at $0.10 per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern Time, on February 1, 2025 (the “Final Exercise Date”).

It is not intended that the Option evidenced by this Agreement be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Accordingly, the Option shall be treated as a non-qualified stock option.

Except as otherwise indicated by the context, the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

The Participant agrees to report sales of Shares that were issued pursuant to Option exercises to the Company within five (5) business days after such sale is concluded. The Participant also agrees to pay to the Company, within ten (10) business days after such sale is concluded, the amount necessary for the Company to satisfy its withholding requirement required by the Code in the manner specified in Section 13 of the Plan. Nothing herein is intended as a representation that the Shares may be sold without registration under state and federal securities laws or an exemption therefrom or that such registration or exemption will be available at any specified time.

2. Vesting Schedule.

The Option will begin vesting and become exercisable starting on February 2nd, 2015 in monthly increments of ______ Shares for a period of 36 consecutive months. On February 2nd, 2018 the final grant increment will be in the amount of ______ shares.

The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or as provided in Section 3 hereof or in the Plan.

3. Exercise of Option.

(a) (i) Manner of Exercise.  Each election to exercise the Option shall be in writing, in substantially the form of Notice of Stock Option Exercise attached hereto as Exhibit A (the “Exercise Notice”), signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided herein. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of the Option may be for any fractional share.

(ii) Manner of Payment.  Payment of the exercise price may be made in cash, by certified or cashier’s check or on a cashless basis. The Participant may exercise the Option, in whole or in part, on a cashless basis determined by the following formula:

X=Y*(A-B) A

Where	X = the number of Shares to be issued to the Participant.

Y = the number of exercised Shares.

A = the Fair Value (as defined below) of one Share (determined at the date of delivery of the Exercise Notice).

B = the Exercise Price (as adjusted to the date of such calculation).

(iii) For the purposes of Section 3(a)(ii), Fair Value per share of Common Stock shall mean the average Closing Price (as defined below) per share of Common Stock on the five (5) trading days immediately preceding the date on which the Notice of Exercise is received by the Company. Closing Price means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary eligible market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board or OTC Markets, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; or (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported. If the Common Stock is not publicly traded as set forth above, the Fair Value per share of Common Stock shall be reasonably and in good faith determined by the Board of Directors of the Company as of the date which the Notice of Exercise is received by the Company.

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(b) Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, the Option may not be exercised unless the Participant, at the time he or she exercises the Option, is, and has been at all times since the Grant Date an employee, consultant, director or advisor of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c) Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise the Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that the Option shall be exercisable only to the extent that the Participant was entitled to exercise the Option on the date of such cessation.

(d) Exercise Period Upon Disability.  If the Participant becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant, the vesting schedule of the Options shall be accelerated so that all of the Options that have not yet vested as of the date of disability shall vest immediately and the Option shall be exercisable, within the period of one year following the date of disability of the Participant, by the Participant, provided that the Option shall not be exercisable after the Final Exercise Date.

(e) Exercise Period Upon Death.  If the Participant dies prior to the final Exercise Date while he or she is an Eligible Participant, the vesting schedule of the Options shall be accelerated so that all of the Options that have not yet vested as of the date of the Participant’s death shall vest immediately and this Option shall be exercisable at any time through and including the Final Exercise Date by an authorized transferee.

(f) Exercise Upon a Change of Control.

(i) Upon the occurrence of a Change in Control (as defined in Section 3 of the Plan) in which the employment of the Participant is terminated, the vesting schedule of the Options shall be accelerated so that all of the Options that have not yet vested as of the date of termination shall vest immediately. Any termination of the Participant within a year of a Change in Control other than a Termination For Cause (as defined below) shall similarly result in the acceleration of the vesting schedule for the Options so that all of the Options that have not yet vested as of the date of termination shall vest immediately. The right to exercise the Option shall terminate the earlier of the Final Exercise Date or three months after termination pursuant to a Change of Control.

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(ii) Termination for Cause shall mean termination due to the willful misconduct of the Participant or the willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, non-disclosure, non-competition or similar agreement between the Company and the Participant) as determined by the Company, which determination shall be conclusive.

4. Tax Matters.

(a) Withholding.  No Shares will be issued pursuant to the exercise of the Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of the Option. Regardless of any action the Company or the Participant take with respect to any or all income tax (including federal, state, local and foreign tax), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company.

5. Transfer Restrictions.

(a) The Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, the Option shall be exercisable only by the Participant.

(b) The issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state, local or foreign securities laws and with all applicable requirements of any stock exchange or trading market on which the Shares may be listed at the time of such issuance or transfer.

6. Nature of the Grant.

By entering into this Agreement and accepting the grant of the Option evidenced hereby, Participant acknowledges that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Agreement; (ii) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (iv) Participant’s participation in the Plan shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate Participant’s employment relationship at any time; (v) Participant’s participation in the Plan is voluntary; (vi) the future value of the underlying Shares is unknown and cannot be predicted with certainty, and if the Participant exercises the Option and obtains Shares, the value of those Shares may increase or decrease in value, even below the exercise price; and (vii) if the underlying Shares do not increase in value, the Option will have no value.

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7. 409A Disclaimer.

This Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Company determines are necessary or appropriate to ensure that the Option qualifies for exemption from, or complies with the requirements of, Code Section 409A; provided, however, that the Company makes no representation that the Option will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to the Option or to ensure that it complies with Section 409A of the Code. For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the grant, vesting, exercise, issuance of shares or any other transaction under this Agreement is not exempt from, or compliant with, Code Section 409A, or for any action taken by the Company with respect thereto.

8. Additional Terms.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

9. Investment Intent.

By accepting the Option, the Participant represents and agrees that none of the Shares of Common Stock purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of exercising the Option, that the Participant execute an undertaking, in such a form as the Company shall reasonably specify, that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such shares.

10. Adjustments for Stock Splits, Stock Dividends, Etc.

(a) In the case of any recapitalization, reclassification, consolidation, stock split, stock dividend, subdivision or combination of shares or like change in the nature of the Common Stock covered by this Agreement, the number of Options and exercise price shall be proportionately adjusted.

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(b) The existence of the Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ahead of or affecting the shares issuable upon exercise of the Options, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11. Professional Advice.

The acceptance of the Option, exercise of the Option, and the sale of Common Stock issued following the exercise of Option may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to the Options. Without limiting other matters to be considered with the assistance of the Participant’s professional advisors, the Participant should consider: (a) whether upon the exercise of the Options, the Participant will file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code and the implications of alternative minimum tax pursuant to the Code; (b) the merits and risks of an investment in the underlying Shares of Common Stock; and (c) any resale restrictions that might apply under applicable securities laws.

12. Provisions of the Plan.

The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Participant, and which is available for inspection at the principal offices of the Company.

13. Miscellaneous.

(a) Disputes. Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement, may be determined by the Company’s Board of Directors in its absolute and uncontrolled discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

(b) Notices. Any notice that a party may be required or permitted to give to the other shall be in writing, and may be delivered personally, by overnight courier or by certified or registered mail, postage prepaid, addressed to the parties at their current principal addresses, or such other address as either party, by notice to the other, may designate in writing from time to time.

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(c) Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(d) Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

(e) Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

(f) Parties of Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

(g) Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed under its corporate seal by its duly authorized officer. This Agreement shall take effect as a sealed instrument.

EVENTURE INTERACTIVE, INC.

By:
Name:	Michael D. Rountree
Title:	Chief Financial Officer

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PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Equity Incentive Plan.

PARTICIPANT:

Signature:
Name:

Address:

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EXHIBIT A

To:

Eventure Interactive, Inc.

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

Attention: Chief Financial Officer

Notice of Election to Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant Section 3(a)(i) of that certain Non-Statutory Stock Option Agreement (the “Agreement”), dated as of __________ __, 201__, between Eventure Interactive, Inc.’s (the “Company”) and the undersigned.

The undersigned hereby elects to exercise Participant’s option to purchase __________ shares of common stock of the Company at a price of US$____ per share, for aggregate consideration of US$__________, on the terms and conditions set forth in the Agreement and the 2015 Equity Incentive Plan.

Payment is to be made as follows:

☐	Cash

☐	Bank or Certified Check

☐	Cashless Exercise Pursuant to Section 3(a)(ii) of this Agreement, if applicable

The undersigned hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

(Name to appear on certificates)	Name
Address:	Address:

Telephone Number:

DATED at	, the	_________ day of	, 20__.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Title)

(Address of Optionee)

(City, State and Zip Code of Optionee)

EXHIBIT 4.2

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

Effective Date: February 2, 2015	Void After: February 2, 2025

EVENTURE INTERACTIVE, INC.

WARRANTS TO PURCHASE COMMON STOCK

Eventure Interactive, Inc., a Nevada corporation (the “Company”), for value received on February 2, 2015 (the “Effective Date”), hereby issues to [__________] (the “Holder” or “Warrant Holder”) [____________________] ([_______]) Warrants (collectively, the “Warrant”) to purchase an aggregate of [_______] shares, (each such share as from time to time adjusted as hereinafter provided being a “Warrant Share” and all such shares being the “Warrant Shares”) of the Company’s Common Stock (as defined below), at the Exercise Price (as defined below), as adjusted from time to time as provided herein, on or before February 2, 2025 (the “Expiration Date”), all subject to the following terms and conditions.

As used in this Warrant, (i) “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the City of New York, New York, are authorized or required by law or executive order to close; (ii) “Common Stock” means the common stock of the Company, par value $0.001 per share, including any securities issued or issuable with respect thereto or into which or for which such shares may be exchanged for, or converted into, pursuant to any stock dividend, stock split, stock combination, recapitalization, reclassification, reorganization or other similar event; (iii) “Exercise Price” means $0.10 per share of Common Stock, subject to adjustment as provided herein; (iv) “Trading Day” means any day on which the Common Stock is traded (or available for trading) on its principal trading market; and (v) “Affiliate” means any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a person, as such terms are used and construed in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

1.	DURATION AND EXERCISE OF WARRANTS

(a) Exercise Period. The Holder may exercise this Warrant in whole or in part on any Business Day on or before 5:00 P.M., Eastern Time, on the Expiration Date, at which time this Warrant shall become void and of no value.

(b) Exercise Procedures.

(i) While this Warrant remains outstanding and exercisable in accordance with Section 1(a), the Holder may exercise this Warrant in whole or in part at any time and from time to time by:

(A) delivery to the Company of a duly executed copy of the Notice of Exercise attached as Exhibit A;

(B) surrender of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder; and

(C) payment of the then-applicable Exercise Price per share multiplied by the number of Warrant Shares being purchased upon exercise of the Warrant (such amount, the “Aggregate Exercise Price”) made in the form of cash, or by certified check, bank draft or money order payable in lawful money of the United States of America.

(c) Partial Exercise. This Warrant shall be exercisable, either in its entirety or, from time to time, for part only of the number of Warrant Shares referenced by this Warrant. If this Warrant is submitted in connection with any exercise pursuant to Section 1 and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the actual number of Warrant Shares being acquired upon such an exercise, then the Company shall as soon as practicable and in no event later than five (5) Business Days after any exercise and at its own expense, issue a new Warrant of like tenor representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 16.

2.	ISSUANCE OF WARRANT SHARES

(a) The Company covenants that all Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be (i) duly authorized, fully paid and non-assessable, and (ii) free from all liens, charges and security interests, with the exception of claims arising through the acts or omissions of any Holder and except as arising from applicable Federal and state securities laws.

(b) The Company shall register this Warrant upon records to be maintained by the Company for that purpose in the name of the record holder of such Warrant from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner thereof for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes.

(c) The Company will not, by amendment of its certificate of incorporation, by-laws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all action necessary or appropriate in order to protect the rights of the Holder to exercise this Warrant, or against impairment of such rights.

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3.	ADJUSTMENTS OF EXERCISE PRICE, NUMBER AND TYPE OF WARRANT SHARES

(a) The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3; provided, that notwithstanding the provisions of this Section 3, the Company shall not be required to make any adjustment if and to the extent that such adjustment would require the Company to issue a number of shares of Common Stock in excess of its authorized but unissued shares of Common Stock, less all amounts of Common Stock that have been reserved for issue upon the conversion of all outstanding securities convertible into shares of Common Stock and the exercise of all outstanding options, warrants and other rights exercisable for shares of Common Stock. If the Company does not have the requisite number of authorized but unissued shares of Common Stock to make any adjustment, the Company shall use its commercially best efforts to obtain the necessary stockholder consent to increase the authorized number of shares of Common Stock to make such an adjustment pursuant to this Section 3.

(i) Subdivision or Combination of Stock. In case the Company shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. The Exercise Price and the Warrant Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 3(a)(i).

(ii) Reorganization, Reclassification, Consolidation, Merger or Sale.

(A) If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that there is no “Change of Control” of the Company (as hereafter defined) and holders of Common Stock shall be entitled to receive stock, securities, or other assets or property in exchange for their Common Stock (an “Organic Change”), then, as a condition of such Organic Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented by this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full exercise of the rights represented by this Warrant. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, registration rights) shall thereafter be applicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company will not effect any such Organic Change unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such Organic Change purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the then holders of a majority of the Warrants issued in the Offering, executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

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(B) If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that there is a “Change of Control” of the Company (as hereafter defined) and holders of Common Stock shall be entitled to receive stock, securities, or other assets or property in exchange for their Common Stock (a “Control Change”), then, the Holder shall be required to accept the net value of the Warrant (the fair market value less the exercise price) in exchange for the cancellation of the Warrant. Such consideration shall be paid to the Holder at the same time as the consideration from the Control Change is paid to the holders of the Company’s Common Stock. As a condition of such Control Change, the Company shall be required to comply with subsection (C) below. “Change of Control” shall mean (i) the acquisition by any person or group (as that term is defined in the Act and the rules promulgated thereunder) in a single transaction or a series of transactions of 50% or more in voting power of the Common Stock of the Company; (ii) a sale of substantially all of the assets of the Company to an entity that is not a subsidiary or the Company; (iii) a merger, consolidation or reorganization involving the Company, following which the current stockholders of the Company as of the date hereof (the “Current Stockholders”) will not have voting power with respect to at least 50% of the voting securities entitled to vote generally in the election of directors of the surviving entity; or (iv) the consummation of a sale by the Current Stockholders to a third party (the “Acquiring Party”) of some or all of the shares of Common Stock held by the Current Stockholders, which sale results in the Current Stockholders having voting power with respect to less than 50% of the voting securities entitled to vote in the election of directors of the Company.

(C) If there is an Organic Change or a Control Change, then the Company shall cause to be mailed to the Holder at its last address as it shall appear on the books and records of the Company, at least 10 calendar days before the effective date of the Organic Change or the Control Change, a notice stating the date on which such Organic Change or Control Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change or Control Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to exercise this Warrant during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Company) resulting from an Organic Change (but not from a Control Change) shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

(b) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The certificate shall also set forth the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

4.	TRANSFERS AND EXCHANGES OF WARRANT AND WARRANT SHARES

(a) Registration of Transfers and Exchanges. Subject to Section 4(c), upon the Holder’s surrender of this Warrant, with a duly executed copy of the Form of Assignment attached as Exhibit B, to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder, the Company shall register the transfer of all or any portion of this Warrant. Upon such registration of transfer, the Company shall issue a new Warrant, in substantially the form of this Warrant, evidencing the acquisition rights transferred to the transferee and a new Warrant, in similar form, evidencing the remaining acquisition rights not transferred, to the Holder requesting the transfer.

(b) Warrant Exchangeable for Different Denominations. The Holder may exchange this Warrant for a new Warrant or Warrants, in substantially the form of this Warrant, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder, each of such new Warrants to be dated the date of such exchange and to represent the right to purchase such number of Warrant Shares as shall be designated by the Holder. The Holder shall surrender this Warrant with duly executed instructions regarding such re-certification of this Warrant to the Secretary of the Company at its principal offices or at such other office or agency as the Company may specify in writing to the Holder.

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(c) Restrictions on Transfers. This Warrant may not be transferred at any time without (i) registration under the Securities Act or (ii) an exemption from such registration and a written opinion of legal counsel addressed to the Company that the proposed transfer of the Warrant may be effected without registration under the Securities Act, which opinion will be in form and from counsel reasonably satisfactory to the Company.

5.	MUTILATED OR MISSING WARRANT CERTIFICATE

If this Warrant is mutilated, lost, stolen or destroyed, upon request by the Holder, the Company will, at its expense, issue, in exchange for and upon cancellation of the mutilated Warrant, or in substitution for the lost, stolen or destroyed Warrant, a new Warrant, in substantially the form of this Warrant, representing the right to acquire the equivalent number of Warrant Shares; provided, that, as a prerequisite to the issuance of a substitute Warrant, the Company may require satisfactory evidence of loss, theft or destruction as well as an indemnity from the Holder of a lost, stolen or destroyed Warrant.

6.	PAYMENT OF TAXES

The Company will pay all transfer and stock issuance taxes attributable to the preparation, issuance and delivery of this Warrant and the Warrant Shares (and replacement Warrants) including, without limitation, all documentary and stamp taxes; provided, however, that the Company shall not be required to pay any tax in respect of the transfer of this Warrant, or the issuance or delivery of certificates for Warrant Shares or other securities in respect of the Warrant Shares to any person or entity other than to the Holder.

7.	FRACTIONAL WARRANT SHARES

No fractional Warrant Shares shall be issued upon exercise of this Warrant. The Company, in lieu of issuing any fractional Warrant Share, shall round down the aggregate number of Warrant Shares issuable to a Holder to the nearest whole share.

8.	NO STOCK RIGHTS AND LEGEND

No holder of this Warrant, as such, shall be entitled to vote or be deemed the holder of any other securities of the Company that may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders (except as provided herein), or to receive dividends or subscription rights or otherwise (except as provide herein).

Each certificate for Warrant Shares initially issued upon the exercise of this Warrant, and each certificate for Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

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9.	NOTICES

All notices, consents, waivers, and other communications under this Warrant must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, if to the registered Holder hereof; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the Holder at the address, facsimile number, or e-mail address furnished by the registered Holder to the Company in accordance with the Subscription Agreement by and between the Company and the Holder, or if to the Company, to it at 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626, Attention: President (or to such other address, facsimile number, or e-mail address as the Holder or the Company as a party may designate by notice the other party) with a copy to CKR Law LLP, 1330 Avenue of the Americas, 35th Floor, New York, NY 10019, Attention: Scott Rapfogel, Esq.

10.	SEVERABILITY

If a court of competent jurisdiction holds any provision of this Warrant invalid or unenforceable, the other provisions of this Warrant will remain in full force and effect. Any provision of this Warrant held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.	BINDING EFFECT

This Warrant shall be binding upon and inure to the sole and exclusive benefit of the Company, its successors and assigns, and the registered Holder or Holders from time to time of this Warrant and the Warrant Shares.

12.	SURVIVAL OF RIGHTS AND DUTIES

This Warrant shall terminate and be of no further force and effect on the earlier of 5:00 P.M., Eastern Time, on the Expiration Date or the date on which this Warrant has been exercised in full.

13.	GOVERNING LAW

This Warrant will be governed by and construed under the laws of the State of California without regard to conflicts of laws principles that would require the application of any other law.

14.	DISPUTE RESOLUTION

In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Business Days, submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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15.	NOTICES OF RECORD DATE

Upon (a) any establishment by the Company of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or right or option to acquire securities of the Company, or any other right, or (b) any capital reorganization, reclassification, recapitalization, merger or consolidation of the Company with or into any other corporation, any transfer of all or substantially all the assets of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, or the sale, in a single transaction, of a majority of the Company’s voting stock (whether newly issued, or from treasury, or previously issued and then outstanding, or any combination thereof), the Company shall mail to the Holder at least ten (10) Business Days, or such longer period as may be required by law, prior to the record date specified therein, a notice specifying (i) the date established as the record date for the purpose of such dividend, distribution, option or right and a description of such dividend, option or right, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up, or sale is expected to become effective and (iii) the date, if any, fixed as to when the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reorganization, reclassification, transfer, consolation, merger, dissolution, liquidation or winding up.

16.	RESERVATION OF SHARES

The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock for issuance upon the exercise of this Warrant, free from pre-emptive rights, such number of shares of Common Stock for which this Warrant shall from time to time be exercisable. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation. Without limiting the generality of the foregoing, the Company covenants that it will use commercially reasonable efforts to take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and use commercially reasonable efforts to obtain all such authorizations, exemptions or consents, including but not limited to consents from the Company’s stockholders or Board of Directors or any public regulatory body, as may be necessary to enable the Company to perform its obligations under this Warrant.

17.	NO THIRD PARTY RIGHTS

This Warrant is not intended, and will not be construed, to create any rights in any parties other than the Company and the Holder, and no person or entity may assert any rights as third-party beneficiary hereunder.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the date first set forth above.

EVENTURE INTERACTIVE, INC.

By:
Name:	Gannon Giguiere
Title:	President and Chief Executive Officer

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EXHIBIT A

NOTICE OF EXERCISE

(To be executed by the Holder of Warrant if such Holder desires to exercise Warrant)

To Eventure Interactive, Inc.:

The undersigned hereby irrevocably elects to exercise this Warrant and to purchase thereunder, ___________________ shares of Eventure Interactive, Inc. common stock issuable upon exercise of the Warrant and delivery of $_______________ (in cash as provided for in the foregoing Warrant) and any applicable taxes payable by the undersigned pursuant to such Warrant.

The undersigned requests that certificates for such shares be issued in the name of:

(Please print name, address and social security or federal employer identification number (if applicable))

If the shares issuable upon this exercise of the Warrant are not all of the Warrant Shares which the Holder is entitled to acquire upon the exercise of the Warrant, the undersigned requests that a new Warrant evidencing the rights not so exercised be issued in the name of and delivered to:

(Please print name, address and social security or federal employer identification number (if applicable))

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

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EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, ___________________________________ hereby sells, assigns and transfers to each assignee set forth below all of the rights of the undersigned under the Warrant (as defined in and evidenced by the attached Warrant) to acquire the number of Warrant Shares set opposite the name of such assignee below and in and to the foregoing Warrant with respect to said acquisition rights and the shares issuable upon exercise of the Warrant:

Name of Assignee	Address	Number of Shares

If the total of the Warrant Shares are not all of the Warrant Shares evidenced by the foregoing Warrant, the undersigned requests that a new Warrant evidencing the right to acquire the Warrant Shares not so assigned be issued in the name of and delivered to the undersigned.

Name of Holder (print):

(Signature):

(By:)

(Title:)

Dated:

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EXHBIT 10.1

AMENDMENT NO. 2

to

EMPLOYMENT SERVICES AGREEMENT

AMENDMENT NO. 2 TO EMPLOYMENT SERVICES AGREEMENT dated as of February 2, 2015 (the “Amendment”) by and between Gannon K. Giguiere (the “Executive”) and Eventure Interactive, Inc. (the “Company”).

WHEREAS, the Company entered into an Employment Services Agreement with the Executive as of November 21, 2012, as amended by Amendment No. 1, dated as of March 10, 2014 (the “Employment Services Agreement”) pursuant to which Executive serves as the Company’s Chief Executive Officer, Secretary and Chairman; and

WHEREAS, Executive and the Company wish to modify certain arrangements under the Employment Services Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Section 3 of Schedule A to the Employment Services Agreement is amended to read as follows:

“3.	Base Salary. $1.00.”

2. Section 4 of the Employment Services Agreement is amended to read as follows:

“4.	Bonus. (a) The Company may pay the Executive bonuses at such times and in such amounts as shall be determined by the Board in its sole discretion. Bonuses may be paid in cash, securities or other property. Bonuses will be tied to the achievement of operational, financial or other milestones established by the Board.”

3. Section 4 of Schedule A of the Employment Services Agreement is amended to read as follows:

“4.	Bonus: Payable as set forth in Section 4 of this Agreement.”

4. Executive shall be entitled to receive 5,000,000 shares of the Company’s restricted common stock upon execution of this Amendment. Executive shall have piggyback registration rights with respect to these shares.

5. Executive shall be entitled to receive 2,000,000 ten year options with an exercise price of $0.10 per share upon execution of this Amendment. Such options shall vest ratably over a period of 36 months commencing upon issuance.

6. No Further Changes.  Until the resignation of Executive, all other terms of the Employment Services Agreement shall continue with full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE:	COMPANY:

/s/ Gannon K. Giguiere	By:	/s/ Michael Rountree
Gannon K. Giguiere	Name:	Michael Rountree
	Title:	Chief Financial Officer

EXHBIT 10.2

AMENDMENT NO. 2

to

EMPLOYMENT SERVICES AGREEMENT

AMENDMENT NO. 2 TO EMPLOYMENT SERVICES AGREEMENT dated as of February 2, 2015 (the “Amendment”) by and between Alan Johnson (the “Executive”) and Eventure Interactive, Inc. (the “Company”).

WHEREAS, the Company entered into an Employment Services Agreement with the Executive as of November 21, 2012, as amended by Amendment No. 1, dated as of March 10, 2014 (the “Employment Services Agreement”) pursuant to which Executive serves as the Company’s Chief Corporate Development Officer; and

WHEREAS, Executive and the Company wish to modify certain arrangements under the Employment Services Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Section 2a of Schedule A to the Employment Services Agreement is amended to read as follows:

“2.	Employment

a.	Title: Chief Corporate Development Officer”

2. Section 3 of Schedule A to the Employment Services Agreement is amended to read as follows:

“3.	Base Salary. $1.00.”

3. Section 4 of the Employment Services Agreement is amended to read as follows:

“4.	Bonus. (a) The Company may pay the Executive bonuses at such times and in such amounts as shall be determined by the Board in its sole discretion. Bonuses may be paid in cash, securities or other property. Bonuses will be tied to the achievement of operational, financial or other milestones established by the Board.”

4. Section 4 of Schedule A of the Employment Services Agreement is amended to read as follows:

“4.	Bonus: Payable as set forth in Section 4 of this Agreement.”

5. Executive shall be entitled to receive 2,000,000 shares of the Company’s restricted common stock upon execution of this Amendment. Executive shall have piggyback registration rights with respect to these shares.

6. Executive shall be entitled to receive 1,000,000 ten year options with an exercise price of $0.10 per share upon execution of this Amendment. Such options shall vest ratably over a period of 36 months commencing upon issuance.

7. No Further Changes.  Until the resignation of Executive, all other terms of the Employment Services Agreement shall continue with full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE:	COMPANY:

/s/ Alan Johnson	By:	/s/ Gannon Giguiere
Alan Johnson	Name:	Gannon Giguiere
	Title:	Chief Executive Officer

EXHBIT 10.3

AMENDMENT NO. 1

to

EMPLOYMENT SERVICES AGREEMENT

AMENDMENT NO. 1 TO EMPLOYMENT SERVICES AGREEMENT dated as of February 2, 2015 (the “Amendment”) by and between Michael D. Rountree (the “Executive”) and Eventure Interactive, Inc. (the “Company”).

WHEREAS, the Company entered into an Employment Services Agreement with the Executive as of March 10, 2014 (the “Employment Services Agreement”) pursuant to which Executive serves as the Company’s Chief Financial Officer and Treasurer; and

WHEREAS, Executive and the Company wish to modify certain arrangements under the Employment Services Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Section 3 of Schedule A to the Employment Services Agreement is amended to read as follows:

“3.	Base Salary. $1.00.”

2. Section 4 of the Employment Services Agreement is amended to read as follows:

“4.	Bonus. (a) The Company may pay the Executive bonuses at such times and in such amounts as shall be determined by the Board in its sole discretion. Bonuses may be paid in cash, securities or other property. Bonuses will be tied to the achievement of operational, financial or other milestones established by the Board.”

3. Section 4 of Schedule A of the Employment Services Agreement is amended to read as follows:

“4.	Bonus: Payable as set forth in Section 4 of this Agreement.”

4. Executive shall be entitled to receive 2,000,000 shares of the Company’s restricted common stock upon execution of this Amendment. Executive shall have piggyback registration rights with respect to these shares.

5. Executive shall be entitled to receive 1,000,000 ten year options with an exercise price of $0.10 per share upon execution of this Amendment. Such options shall vest ratably over a period of 36 months commencing upon issuance.

6. No Further Changes.  Until the resignation of Executive, all other terms of the Employment Services Agreement shall continue with full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE:		COMPANY:

/s/ Michael D. Rountree	By:	/s/ Gannon Giguiere
Michael D. Rountree	Name:	Gannon Giguiere
	Title:	Chief Executive Officer

EXHBIT 10.4

EVENTURE INTERACTIVE, INC.

2015 EQUITY INCENTIVE PLAN

1. PURPOSE. The Eventure Interactive, Inc. 2015 Equity Incentive Plan has two complementary purposes: (a) to attract and retain outstanding individuals to serve as officers, employees, directors, consultants and advisors to the Company and its Affiliates, and (b) to increase stockholder value. The Plan will provide participants incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s Common Stock or receive monetary payments based on the value of such Common Stock, on the potentially favorable terms that this Plan provides.

2. EFFECTIVE DATE. The Plan shall become effective and Awards may be granted on and after February 2, 2015 (the “Effective Date”). Any Awards of incentive stock options granted under the Plan are granted subject to approval of the Plan by the stockholders of the Company within twelve (12) months after the Effective Date. If such approval has not been obtained within such twelve (12) month period, grants of incentive stock options shall be deemed to have been grants of non-qualified stock options.

3. DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

(a) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears therein.

(b) “Award” means a grant of Options (as defined below), Stock Appreciation Rights (as defined in Section 3(w) hereof), Performance Shares (as defined in Section 3(p) hereof), Restricted Stock (as defined in Section 3(s) hereof), or Restricted Stock Units (as defined in Section 3(t) hereof).

(c) “Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Participant, or (ii) the Participant being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Participant’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Participant being subject to a transfer of its Issued Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

(d) “Board” means the Board of Directors of the Company.

(e) “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied, including, but not limited to, the signing of documents by all parties and approval by all regulatory agencies, if required:

(i)	The stockholders approve a plan of complete liquidation or dissolution of the Company; or

(ii)	The consummation of (A) an agreement for the sale or disposition of all or substantially all of the Company’s assets (other than to an Excluded Person (as defined below)), or (B) a merger, consolidation or reorganization of the Company with or involving any other corporation or other legal entity, other than a merger, consolidation or reorganization that would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such other surviving entity) outstanding immediately after such merger, consolidation or reorganization.

An Excluded Person means: (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

Notwithstanding the foregoing, with respect to an Award that is considered deferred compensation subject to Code Section 409A, if the definition of “Change of Control” results in the payment of such Award, then such definition shall be amended to the minimum extent necessary, if at all, so that the definition satisfies the requirements of a change of control under Code Section 409A.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g) “Committee” means the Compensation Committee of the Board (or a successor committee with similar authority) or if no such committee is named by the Board, then it shall mean the Board.

(h) “Common Stock” means the Common Stock of the Company, par value $0.001 per share.

(i) “Company” means Eventure Interactive, Inc., a Nevada corporation, or any successor thereto.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. Any reference to a specific provision of the Exchange Act shall be deemed to include any successor provision thereto.

(k) “Fair Market Value” means, per Share on a particular date, the value as determined by the Committee using a reasonable valuation method within the meaning of Code Section 409A, based on all information in the Company’s possession at such time, or if applicable, the value as determined by an independent appraiser selected by the Board or Committee.

(l) “Issued Shares” means, collectively, all outstanding Shares issued pursuant to an Award and all Option Shares.

(m) “Option” means the right to purchase Shares at a stated price upon and during a specified time. “Options” may either be “incentive stock options” which meet the requirements of Code Section 422, or “nonqualified stock options” which do not meet the requirements of Code Section 422.

(n) “Option Shares” means outstanding Shares that were issued to a Participant upon the exercise of an Option.

(o) “Participant” means an officer or other employee of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its Affiliates, including a non-employee director of the Board, whom the Committee designates to receive an Award.

(p) “Performance Shares” means the right to receive Shares to the extent the Company, Subsidiary, Affiliate or other business unit and/or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates.

(q) “Permitted Transferee” means, in connection with a transfer made for bona fide estate planning purposes, either during a Participant’s lifetime or on death by will or intestacy, to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Participant (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative approved unanimously by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Participant or any such family members.

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(r) “Plan” means this Eventure Interactive, Inc. 2015 Equity Incentive Plan, as amended from time to time.

(s) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer (including but not limited to stock grants with the recipient having the right to make an election under Section 83(b) of the Code), which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service or upon the occurrence of other events, as determined by the Committee.

(t) “Restricted Stock Unit” means the right to receive a Share, or a cash payment, the amount of which is equal to the Fair Market Value of a Share, which is subject to a risk of forfeiture which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service or upon the occurrence of other events, as determined by the Committee.

(u) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(v) “Share” means a share of Common Stock.

(w) “Stock Appreciation Right” or “SAR” means the right of a Participant to receive cash, and/or Shares with a Fair Market Value, equal to the excess of the Fair Market Value of a Share over the grant price.

(x) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(y) “10% Owner-Employee” means an employee who, at the time an incentive stock option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary.

4. ADMINISTRATION.

(a) Committee Administration. The Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. All actions or determinations of the Committee are made in its sole discretion and will be final and binding on any person with an interest therein. If at any time the Committee is not in existence, the Board shall administer the Plan and references to the Committee in the Plan shall mean the Board.

(b) Delegation to Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to a sub-committee, any or all of the authority and responsibility of the Committee. If the Board or Committee has made such a delegation, then all references to the Committee in this Plan include such committee, sub-committee or one or more officers to the extent of such delegation.

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(c) No Liability. No member of the Committee or the Board, and no individual or officer to whom a delegation under subsection (b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless such individual to the maximum extent that the law and the Company’s bylaws permit.

5. DISCRETIONARY GRANTS OF AWARDS. Subject to the terms of this Plan, the Committee has full power and authority to: (a) designate from time to time the Participants to receive Awards under this Plan; (b) determine the type or types of Awards to be granted to each Participant; (c) determine the number of Shares with respect to which an Award relates; and (d) determine any terms and conditions of any Award including but not limited to permitting the delivery to the Company of Shares or the relinquishment of an appropriate number of vested Shares under an exercisable Option in satisfaction of part of all of the exercise price of, or withholding taxes with respect to, an Award. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate). The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year.

6. SHARES RESERVED UNDER THIS PLAN.

(a) Plan Reserve. An aggregate of eleven million (11,000,000) Shares are reserved for issuance under this Plan, all of which may be issued as any form of Award.

(b) Replenishment of Shares Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or payment of cash under the Award, then the Shares subject to or reserved for in respect of such Award, or the Shares to which such Award relates, may again be used for new Awards as determined under subsection (a), including issuance pursuant to incentive stock options. If Shares are delivered to (or withheld by) the Company in payment of the exercise price or withholding taxes of an Award, then such Shares may be used for new Awards under this Plan as determined under subsection (a), including issuance pursuant to incentive stock options. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares may be used for new Awards under this Plan as determined under subsection (a), but excluding issuance pursuant to incentive stock options.

7. OPTIONS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an incentive stock option or a nonqualified stock option; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which such option and all other incentive stock options issued under this Plan (and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) are first exercisable by the Participant during any calendar year exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded. Only employees of the Company or a Subsidiary are eligible to be granted incentive stock options;

(b) The number of Shares subject to the Option;

(c) The exercise price per Share, which may not be less than the Fair Market Value of a Share as determined on the date of grant; provided that an incentive stock option granted to a 10% Owner-Employee must have an exercise price that is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant;

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(d) The terms and conditions of exercise, including “cashless exercise”; and

(e) The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant and each incentive stock option granted to any 10% Owner-Employee must terminate no later than the fifth (5th) anniversary of the date of grant.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise.

8. STOCK APPRECIATION RIGHTS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

(a) The number of Shares to which the SAR relates;

(b) The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant;

(c) The terms and conditions of exercise or maturity;

(d) The term, provided that a SAR must terminate no later than the tenth (10th) anniversary of the date of grant; and

(e) Whether the SAR will be settled in cash, Shares or a combination thereof.

9. PERFORMANCE SHARE AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Performance Share Award, including but not limited to:

(a) The number of Shares to which the Performance Share Award relates;

(b) The terms and conditions of each Award, including, without limitation, the selection of the performance goals that must be achieved for the Participant to realize all or a portion of the benefit provided under the Award; and

(c) Whether all or a portion of the Shares subject to the Award will be issued to the Participant, without regard to whether the performance goals have been attained, in the event of the Participant’s death, disability, retirement or other circumstance.

10. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Restricted Stock or Restricted Stock Units, including but not limited to:

(a) The number of Shares or Restricted Stock Units to which such Award relates;

(b) The period of time over which, and/or the criteria or conditions that must be satisfied so that, the risk of forfeiture and/or restrictions on transfer imposed on the Restricted Stock or Restricted Stock Units will lapse;

(c) Whether all or a portion of the Restricted Shares or Restricted Stock Units will be released from a right of repurchase and/or be paid to the Participant in the event of the Participant’s death, disability, retirement or other circumstance;

(d) With respect to awards of Restricted Stock, the manner of registration of certificates for such Shares, and whether to hold such Shares in escrow pending lapse of the risk of forfeiture, right of repurchase and/or restrictions on transfer or to issue such Shares with an appropriate legend referring to such restrictions;

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(e) With respect to awards of Restricted Stock, whether dividends paid with respect to such Shares will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate; and

(f) With respect to awards of Restricted Stock Units, whether to credit dividend equivalent units equal to the amount of dividends paid on a Share and whether such dividend equivalent units shall be subject to the same terms and conditions as the Award to which they relate.

11. TRANSFERABILITY. Except as set forth in Section 15 hereof, each award granted under this plan is not transferable other than by will or the laws of descent and distribution, or to a revocable trust, or as permitted by Rule 701 of the Securities Act.

12. TERMINATION AND AMENDMENT.

(a) Term. Subject to the right of the Board or Committee to terminate the Plan earlier pursuant to Section 12(b), the Plan shall terminate on, and no Awards may be granted after the tenth (10th) anniversary of the Plan’s Effective Date.

(b) Termination and Amendment. The Board or Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, provided that:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (a) action of the Board, (b) applicable corporate law, or (c) any other applicable law or rule of a self-regulatory organization;

(ii) stockholders must approve any of the following Plan amendments: (a) an amendment to materially increase any number of Shares specified in Section 6(a) (except as permitted by Section 14(a)) or expand the class of individuals eligible to receive an Award to the extent required by the Code, the Company’s bylaws or any other applicable law, (b) any other amendment if required by applicable law or the rules of any self-regulatory organization, or (c) an amendment that would diminish the protections afforded by Section 12(e); provided, that such stockholder approval may be obtained within 12 months of the approval of such amendment by the Board or Committee.

(c) Amendment, Modification or Cancellation of Awards. Except as provided in subsection (e) and subject to the restrictions of this Plan, the Committee may modify or amend an Award or waive any restrictions or conditions applicable to an Award (including relating to the exercise, vesting or payment thereof), and the Committee may modify the terms and conditions applicable to any Award (including the terms of the Plan), and the Committee may cancel any Award, provided that the Participant (or any other person as may then have an interest in such Award as a result of the Participant’s death or the transfer of an Award) must consent in writing if any such action would adversely affect the rights of the Participant (or other interested party) under such Award. Notwithstanding the foregoing, the Committee need not obtain Participant (or other interested party) consent for the amendment, modification or cancellation of an Award pursuant to the provisions of Section 14(a), or the amendment or modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting treatment of any Award for the Company.

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award, and the authority of the Board or Committee to amend this Plan, shall extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in full force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

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(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, neither the Committee nor any other person may decrease the exercise price of any Option or the grant price of any SAR nor take any action that would result in a deemed decrease of the exercise price or grant price of an Option or SAR under Code Section 409A, after the date of grant, except in accordance with Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations (26 C.F.R.), or in connection with a transaction which is considered the grant of a new Option or SAR for purposes of Section 409A of the Code, provided that the new exercise price or grant price is not less than the Fair Market Value of a Share on the new grant date.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

13. TAXES.

(a) Withholding. In the event the Company or any Affiliate is required to withhold any foreign, federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts required to be withheld. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the foreign, federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award, or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum foreign, federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Company requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other person with an interest in an Award that any Award intended to be exempt from Code Section 409A shall be so exempt, nor that any Award intended to comply with Code Section 409A shall so comply, nor that any Award designated as an incentive stock option within the meaning of Code Section 422 qualifies as such, and neither the Company nor any Affiliate shall indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

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14. ADJUSTMENT PROVISIONS; CHANGE OF CONTROL.

(a) Adjustment of Shares. If

(i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Committee determines by resolution is special or extraordinary in nature or that is in connection with a transaction that is a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this subsection (iv), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then, in each case, the Committee shall, in such manner as it may deem equitable, adjust any or all of: (w) the number and type of Shares subject to this Plan (including the number and type of Shares that may be issued pursuant to incentive stock options), (x) the number and type of Shares subject to outstanding Awards, (y) the grant, purchase, or exercise price with respect to any Award, and (z) the performance goals established under any Award.

(ii) In any such case, the Committee may also make provision for a cash payment, in an amount determined by the Committee, to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award), effective at such time as the Committee specifies (which may be the time such transaction or event is effective); provided that any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. However, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number.

(iii) Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control, other than any such transaction in which the Company is the continuing corporation and in which the outstanding Common Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Committee may provide that awards, without limitation, will be assumed by the surviving corporation or its parent, will have the vesting accelerated or will be cancelled with or without consideration, in all cases without the consent of the Participant.

(iv) Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the cancellation, with or without consideration, issuance, assumption or acceleration of vesting of awards upon such terms and conditions as it may deem appropriate, in all cases without the consent of the Participant.

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(c) Change of Control. Upon a Change of Control, the Committee may, in its discretion, determine that any or all outstanding Awards held by Participants who are then in the employ or service of the Company or any Affiliate shall vest or be deemed to have been earned in full, and:

(i) If the successor or surviving corporation (or parent thereof) so agrees, all outstanding Awards shall be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control. If applicable, each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised or vested immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.

(ii) If the provisions of paragraph (i) do not apply, then all outstanding Awards shall be cancelled as of the date of the Change of Control and, shall be exchanged for a payment in cash and/or Shares at the option of the Committee (which may include shares or other securities of any surviving or successor entity or the purchasing entity or any parent thereof) equal to:

1)	In the case of an Option or SAR, the excess of the Fair Market Value of the Shares on the date of the Change of Control covered by the vested portion of the Option or SAR that has not been exercised over the exercise or grant price of such Shares under the Award;

2)	In the case of Restricted Stock Units, the Fair Market Value of a Share on the date of the Change of Control multiplied by the number of vested units, unless otherwise provided in the Award agreement and subject to the repurchase right set forth in Section 15 hereof; and

3)	In the case of a Performance Share Award, the Fair Market Value of a Share on the date of the Change of Control multiplied by the number of earned Shares.

(d) Parachute Payment Limitation.

(i) Except as may be set forth in a written agreement by and between the Company and the holder of an Award, in the event that the Company’s auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount (defined herein). For purposes of this Section 14(d), the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(ii) If the Company’s auditors determine that any Payment would be nondeductible by the Company because of Code Section 280G, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice. If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 14(d), present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Company’s auditors under this Section 14(d) shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

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(iii) Except to the extent such payment was made in connection with a Change of Control, as a result of uncertainty in the application of Code Section 280G at the time of an initial determination by the Company’s auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Company’s auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Code Section 4999. In the event that the auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(iv) For purposes of this Section 14(d), the term “Company” shall include affiliated corporations to the extent determined by the auditors in accordance with Code Section 280G(d)(5).

15. STOCK TRANSFER RESTRICTIONS.

(a) Restriction on Transfer of Options. No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution and all Options shall be exercisable, during the Participant’s lifetime, only by the Participant, or by the Participant’s legal representative or guardian in the event of the Participant’s incapacity. The Participant may elect to designate a beneficiary by providing written notice of the name of such beneficiary to the Company, and may revoke or change such designation at any time by filing written notice of revocation or change with the Company, and any such beneficiary may exercise the Participant’s Option in the event of the Participant’s death to the extent provided herein. If the Participant does not designate a beneficiary, or if the designated beneficiary predeceases the Participant, the legal representative of the Participant may exercise the Option in the event of the Participant’s death to the extent provided herein. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide in the Award agreement regarding a given Option that the Participant may transfer, without consideration for the transfer, his or her Options to members of his or her immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

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(b) Issued Shares. No Issued Shares shall be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed of or encumbered, whether voluntarily or by operation of law, unless such transfer is in compliance with the terms of the applicable Award, all applicable securities laws (including, without limitation, the Securities Act and the Exchange Act), and with the terms and conditions of this Section 15. In connection with any proposed transfer, the Committee may require the transferor to provide at the transferor’s own expense an opinion of counsel to the transferor and the Company, satisfactory to the Committee, that such transfer is in compliance with all foreign, federal and state securities laws (including, without limitation, the Securities Act). Any attempted disposition of Issued Shares not in accordance with the terms and conditions of this Section 15 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Issued Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of Issued Shares.

(c) Legends. The Company may cause a legend or legends to be put on any certificates for shares to make appropriate references to any applicable legal restrictions on transfer.

(d) Adjustments for Changes in Capital Structure. If, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the outstanding Shares of the Company, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares of the Company’s stock, the restrictions contained in this Section 15 shall apply with equal force to additional and/or substitute securities, if any, received by Participant in exchange for, or by virtue of his or her ownership of, Issued Shares.

16. MISCELLANEOUS.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, subject to any limitations imposed in the Plan.

(b) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

(c) Employment or Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a consultant or director. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and any Affiliate, or between Affiliates, will not be considered to have terminated employment;

(iii) a Participant who ceases to be a consultant, advisor or non-employee director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iv) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a non-employee director of the Company or any Affiliate, or a consultant to the Company or any Affiliate, shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

11

(v) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, with respect to an Award subject to Code Section 409A, a Participant shall be considered to have terminated employment (where termination of employment triggers payment of the Award) upon the date of his separation from service within the meaning of Code Section 409A.

(d) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(e) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(f) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. In such event, the Company may substitute cash for any Share(s) otherwise deliverable hereunder without the consent of the Participant or any other person.

(g) Governing Law. This Plan, and all agreements under this Plan, shall be construed in accordance with and governed by the laws of the State of New York, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the State of New York, New York County.

(h) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and the Plan is not to be construed with reference to such titles.

(j) Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

* * * * *

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CERTIFICATION

On behalf of the Company, the undersigned hereby certifies that this Eventure Interactive, Inc. 2015 Equity Incentive Plan has been approved by the Board of Directors of the Company as of February 2, 2015.

EVENTURE INTERACTIVE, INC.

By:	/s/ Gannon Giguiere
Name:	Gannon Giguiere
Title:	President and Director

EXHBIT 10.5

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement") is made as of this 2nd day of February 2015, between Eventure Interactive, Inc. having its principal place of business at 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626 (hereinafter referred to as the "Company"), and Market Pulse Media, Inc. having its principal place of business at 4590 Deodar St. Silver Springs, NV 89429 (hereinafter referred to as the "Consultant").

WHEREAS, the Company desires to have the Consultant perform certain services as specified herein, and the Consultant is experienced in providing, and is willing to perform, such services for the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Statement of Work.

The Company hereby engages the Consultant to perform, and the Consultant hereby agrees to perform, subject to the direction of the Company, (i) the services set forth on Exhibit A (the terms of which are incorporated by reference herein) hereto and (ii) such other consulting services requested by the Company as are within the expertise of the Consultant (collectively, the "Services").

The Consultant agrees to:

(a) comply with all instructions and directions regarding the Services received from the Company;

(b) accept assignments regarding the Services only from the Chief Executive Officer, President or Chief Financial Officer of the Company; and

(c) report only to the President, Chief Executive Officer or Chief Financial Officer of the Company or their designees. The Consultant agrees to perform the Services with the standard of care, skill and diligence of an experienced consultant with experience in performing such types of Services.

2. Relationship Among the Parties.

The Company and the Consultant expressly acknowledge and agree that the Consultant is an independent contractor to the Company, and this Agreement does not create, and will not be deemed to create, a partnership, joint enterprise, agency, employer-employee or master-servant relationship between the parties. The Consultant agrees that during the term of this Agreement none of the Consultant's officers, employees or agents shall hold himself or herself out as an employee of the Company. The Consultant acknowledges that neither the Consultant nor any of its officers, employees or agents is entitled to workers compensation or any other benefit or insurance protection provided by the Company or its affiliates to their employees. The Consultant will make all filings with local, state and federal taxing authorities required of it and make all payments required by such taxing authorities, including income tax and social security tax payments, required on the payments made to the Consultant by the Company hereunder.

Consultant	Company

The Consultant acknowledges and agrees that it is not authorized to, shall not, and shall not represent or imply that it has authority to, bind or obligate the Company in any way nor, without the express prior written authorization of the Chief Executive Officer, Chief Financial Officer or President of the Company or their designees, negotiate the terms or conditions of any agreement on behalf of the Company, whether relating to the Services or otherwise.

3. Effective Date and Term; Termination

This Agreement shall be effective on Febraury 2, 2015 and terminate on February 2, 2016 subject to extension upon mutual written agreement of both parties. Notwithstanding the foregoing, the Company may terminate this Agreement at any time upon thirty days prior written notice to Consultant. Notwithstanding any termination of this Agreement, the provisions of Sections 2, 7, 9, 10, 11 and 12(j) shall survive and continue.

4. Compensation and Payment of Expenses.

(a) The Company shall issue to the Consultant, as soon as practicable following execution of this Agreement, for Services to be performed in accordance herewith, 1,300,000 shares of the Company’s common stock (the "Shares"). The Shares are being issued subject to customary Piggy Back Registration Rights. The Consultant makes the representations and warranties to the Company set forth in Exhibit B hereto (which are incorporated by reference herein), as of the date hereof and as of the date of each delivery to the Consultant of the Shares.

(b) The Company will pay directly or promptly reimburse Consultant upon demand (after submission of invoices or other appropriate substantiation for their payment), all reasonable out-of-pocket costs and expenses reasonably incurred in furtherance of its engagement hereunder; provided, however, that any single expense item in excess of $1,000 is subject to prior written approval by the Company. The obligation to pay and/or reimburse Consultant for its expenses as contemplated herein shall continue and shall survive termination of Consultant’s engagement hereunder with respect to any and all expenses incurred prior to the end of the term of this Agreement.

5. Representations, Warranties and Covenants of the Consultant.

The Consultant represents and warrants to, and covenants with, the Company, as follows:

(a) the Consultant has the capacity, power and authority to enter into this Agreement and has the ability, experience and skills necessary to carry out its obligations under this Agreement;

(b) the Consultant and its officer, employees, agents and consultants shall comply with all securities laws and regulations applicable to the Company and the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade;

Consultant	Company

2

(c) the Consultant shall, and shall cause its officers, employees, agents and co-consultants to act at all times in the best interests of the Company and to perform the Services with the standard of care, skill and diligence of an experienced consultant with experience in performing the Services;

(d) the Consultant will not distribute or disseminate any information concerning the Company in any form or medium, unless such information and the form and context in which it is to be presented has either (i) been provided to the Consultant by the Company expressly for distribution or dissemination, or (ii) has been reviewed and approved in writing by the Company prior to its distribution or dissemination by the Consultant;

(e) the Consultant will not engage in any transaction involving the offer or sale of securities of the Company, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of the Company, at any time that the Consultant is in possession of material non-public information concerning the Company;

(f) neither the Consultant nor any of its affiliates or associates have or will act or be considered to act as a finder, underwriter, broker, dealer or promoter of any of the Company's securities, either in private or public transactions; and

(g) the Consultant shall comply with all instructions and directions regarding the Services received from the Company.

6. Services Not Exclusive.

The Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that the Consultant is engaged in other business activities, and that it will continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

7. Ownership and Confidentiality of Data and Work Product.

(a) The Company, its employees, officers, affiliates, agents and counsel, and third parties shall make information, data and documents available to the Consultant during the course of the Consultant providing the Services to the Company (collectively, "Data"). The Consultant agrees to treat all Data as proprietary to the Company and to cause its officers, employees, affiliates and agents to keep such Data in strict confidence and to treat all Data as proprietary to the Company. The Consultant agrees that the Company shall have sole ownership and title to, and all rights and interests in, all documents, memoranda and other work products prepared, procured, produced, or worked on by the Consultant in the course of providing Services to the Company (collectively, "Work Product"). All Data and Work Product shall be accorded treatment by the Consultant and its employees, officers, affiliates and agents as confidential and proprietary.

(b) The Consultant acknowledges and agrees that the Company, and any other entity designated by the Company shall have the sole, exclusive right to use the Work Product for any purpose that, in its sole discretion, it elects.

Consultant	Company

3

8. Conflicts; Covenant Not to Compete.

(a) The Consultant hereby represents and warrants that (i) no conflict of interest shall arise as a result of the Services to be provided hereunder and (ii) this Agreement and the Services to be provided hereunder do not violate any agreement between Consultant and any third party.

(b) The Consultant hereby covenants that (i) it shall not perform any services for itself or on behalf of any third party which shall create a conflict of interest with the Services to be performed hereunder, and (ii) it shall not enter into any contract which would be violated by the performance of the Services provided, or to be provided, hereunder.

(c) During the term of this Agreement, the Consultant warrants, represents and agrees that it will not compete directly with the Company in the Company's primary industry or related fields.

9. Injunctive Relief.

Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties' respective legitimate business interests and are reasonable in scope and content.

10. Non-Solicitation.

During the term of, and for a period of one (1) year after the termination of, this Agreement, the Consultant shall not:

(a) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment or consulting agreement;

(b) Attempt in any manner to solicit or accept from any customer of the Company business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or is reasonably expected to do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services (of the kind or competitive with the business of the Company) for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

Consultant	Company

4

(c) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company to discontinue or reduce its business with the Company or otherwise interfere in any way with the business of the Company.

11. Compliance with Law; Indemnification.

(a) The Consultant shall comply with all securities laws and regulations applicable to the Consultant, and all policies, rules and requirements of any exchange or quotation system on which the shares of the Company trade.

(b) The Consultant shall not provide any person or entity with investment advice, analysis or recommendations regarding the Company and/or its securities.

(c) The Consultant hereby covenants and agrees to indemnify the Company, its stockholders, directors, officers, employees, affiliates, and agents and their respective successors and assigns and to hold them harmless from and against any and all losses, claims, liabilities, obligations, fines, penalties, damages and expenses, including reasonable attorney's fees incurred by any of them resulting from or arising out of any action by the Consultant which constitutes a violation of any law or regulation or as a result of any misrepresentation or other breach of this Agreement made by the Consultant.

12. Miscellaneous Provisions.

(a) Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(b) Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

(c) Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

(d) Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(e) Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of this Agreement.

(f) Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Consultant	Company

5

(g) If any provision of this Agreement, or the application of such provision to any person or circumstance, becomes or is found to be illegal, shall be held invalid, or unenforceable for any reason, such clause provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

(h) Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon successors of the parties.

(i) Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as FedEx or similar express delivery service), at the address set forth heretofore, or to such other offices or address as either party may designate, upon at least ten (10) days' written notice, to the other party.

(j) Governing Law; Arbitration. The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of California, applicable to agreements to be wholly performed within the State of California. Any and all disputes, complaints, controversies, claims and grievances arising under, out of, in connection with, or in any manner related to this Agreement or the relation of the parties hereunder (other than disputes under the Confidentiality Agreement which shall be resolved in accordance with the provisions thereof) shall be submitted to final and binding arbitration to be conducted by the American Arbitration Association in Orange County, California, in accordance with its Commercial Arbitration Rules (including the Expedited Procedures thereof). Arbitration proceedings hereunder may be commenced by written notice from either party hereto to the other party. Such proceedings and evidence shall be confidential. The arbitrator shall have the power and the authority to make such decisions and awards as he shall deem appropriate, including granting damages and costs to the prevailing party (including fees of the arbitrator, but excluding punitive, exemplary, consequential or special damages and attorneys' fees), and the granting or issuance of such mandatory directions, prohibitions, orders, restraints and other injunctions as he may deem necessary or advisable directed to or against any of the parties, including a direction or order requiring specific performance of any covenant, agreement or provision of this Agreement as a result of a breach or threatened breach thereof. In arriving at his decision, the arbitrator shall be free to consider all such matters, facts and principles, including the comparative fault of the parties, as he in his sole discretion shall determine. To the extent that there is a prevailing party in the arbitration, the losing party shall pay all costs of the arbitration; otherwise the costs of such arbitration shall be borne equally by the parties, provided that in either case each party shall bear the cost of its own attorneys' fees and expenses. Any decision and award of the arbitrator shall be final, binding and conclusive upon both of the parties hereto and said decision and award may be entered as a final judgment in any court of competent jurisdiction. It is expressly agreed that arbitration as provided herein shall be the exclusive means for determination of all matters as above provided and neither of the parties hereto shall institute any action or proceeding in any court of law or equity, state or federal, other than respecting enforcement of the arbitrator's award hereunder. The foregoing sentence shall be a bona fide defense in any action or proceeding instituted contrary to this Agreement.

Consultant	Company

6

(k) Entire Agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

(l) Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(m) Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another, the parties agree that a fixed signature shall be binding upon the parties to this agreement as thought the signature was an original.

(n) Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns; provided that this Agreement may not be assigned by either Company or Consultant without the express written consent of the other.

(o) Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

(Remainder of Page Intentionally Left Blank)

Consultant	Company

7

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting

Agreement to be effective as of the day and year provided herein.

EVENTURE INTERACTIVE, INC.		MARKET PULSE MEDIA, INC.

By:	/s/ Gannon Giguiere	By:	/s/ Troy Flowers
Name:	Gannon Giguiere	Name:	Troy Flowers
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Consultant	Company

8

EXHIBIT A

Description of Services

A. Managing and communicating the Company's corporate profile within the investment community, with the goal of raising and improving such profile.

B. Conducting and arranging meetings on behalf of the Company, in person or by telephone, with brokers, dealers, analysts and other investment professionals and advising them of the Company's plans, goals, and activities.

C. Arranging meetings with the investment community (both sell-side and buy-side) to advise them of the Company's plans, goals, and activities.

D. Making reasonable efforts to increase public participation in the Company's activities by assisting with the supervision of corporate advertising, Internet website and financial releases as approved by the Company.

E. Providing financial and business advice to the Company.

It is understood that under no circumstances shall the Consultant (a) perform investment advisory services and/or advise any person or entity to buy, sell or hold the Company's securities, or (b) make, publish or distribute, in any form, any securities analysis or recommendation to buy, sell or hold the Company's securities, or (c) act as a broker, dealer or finder with respect to the Company's securities or (d) engage in any regulated activity in connection with the Company's securities. All written materials referring to the Company prepared or used by the Consultant in performing the Services shall be approved in writing by the Company in advance of their use or dissemination. The Consultant shall not include in any communication (written or oral) with any third party (a) any false or misleading statement regarding the Company (including its businesses, properties, prospects, customers, or personnel).

Consultant	Company

EXHIBIT B

Representations and Warranties Relating to the Shares

(a) The Consultant is acquiring the Shares for investment for its own account.

(b) The Consultant understands that an active public market for the Company's common stock may not now exist and that there may never be an active public market for the Shares acquired under this Agreement.

(c) Neither the Consultant nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person or entity having a beneficial interest in it, nor any person on whose behalf the Consultant is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a "Prohibited Seller"). The Consultant agrees to provide the Company, promptly upon request, all information that is reasonably necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Consultant consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its affiliates and agents of such information about such member as is reasonably necessary or appropriate to comply with applicable U.S. anti-money-laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Consultant acknowledges that if, following its investment in the Shares, the Company reasonably believes that such member is a Prohibited Seller or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require such member to transfer the Shares. The Consultant further acknowledges that such member will have no claim against the Company or any of its affiliates or agents for any form of damages as a result of any of the foregoing actions.

(d) The Consultant or its duly authorized representative realizes that because of the inherently speculative nature of business activities and investments of the kind contemplated by the Company, the Company's financial position and results of operations may be expected to fluctuate from period to period and will, generally, involve a high degree of financial and market risk that can result in substantial or, at times, even total loss of the value of the Shares.

Consultant	Company

EXHBIT 10.6

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), is made and entered into as of the 2nd day of February, 2015, by and between JV Holdings, LLC, a limited liability company, 2068 Royal Fern Ct. #22B, Reston, VA 20191 (“JVH”) and Eventure Interactive Inc., 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626 (hereinafter referred to as “Eventure” or the “Company”) JVH and Eventure are hereinafter referred to individually as “Party” and collectively as “Parties.”

RECITALS

A.	JVH is in the business of providing services for investor information and investor relations;

B.	Eventure has had discussions and negotiations with JVH for JVH to render to Eventure the investor information and investor relations services identified below; and

C.	The Parties wish to reduce to writing the terms and conditions under which JVH will provide such information and services to Eventure.

AGREEMENT

For and in consideration of the mutual promises and covenants contained in this Agreement and for other good and valid consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Term of Agreement

Except as otherwise provided in Section 18 hereof, the term of this Agreement shall commence on February, 2nd, 2015 and shall end on February, 2nd, 2016. Thereafter, this Agreement will automatically be renewed for one or more additional one year terms, unless terminated by either party for any reason by providing the other Party with written notice of intention not to renew, not less than thirty days prior to the end of such existing term. In the event that this Agreement is renewed for one or more additional one-year terms, the Parties shall re-negotiate the terms of the cash fee and stock fee to be paid to JVH in connection with each new term prior to the commencement date of each new term.

2.	Services to be Rendered by JVH to Eventure

(a)	During the term of this Agreement, JVH shall provide Eventure, on a best efforts basis, investor relations services (the “Services”), which Services shall include, but not be limited to, the following:

(i)	managing all aspects of Eventure’s investor relations requirements including those involving the Company’s officers, director, employees, consultants, contractors, bankers, attorneys and shareholders;

(ii)	assisting Eventure management with road shows, press releases, Company website content and marketing matters;

(iii)	participating in retail and institutional investor conferences; and

(iv)	helping Eventure to develop a reliable and robust social media presence.

(b)	JVH shall devote a minimum of 60 hours per month to the performance of the Services and will have discretion as to the times at which the Services are provided. Notwithstanding the foregoing, JVH shall attempt to make itself available as and when reasonably requested by Eventure.

3.	Compensation

(a)	Eventure shall pay JVH a cash fee of Six Thousand Dollars ($6,000) per month, for a period of not less than twelve (12) months (the “Monthly Cash Fee”), and to be paid in full, in advance, on or before February 2nd, 2015.

(b)	Eventure shall issue and deliver to JVH three hundred fifty thousand (350,000) restricted shares of Eventure’s Common Stock, as soon as practicable, following the execution of this Agreement. The full Stock Fee shall be issuable on or before February, 2nd, 2015. The stock issuance to JVH is hereinafter referred to both singly and collectively as the “Stock Fees”.

(c)	Eventure will reimburse JVH for all expenses incurred by JVH in the performance of the Services subject to the requirement that any and all expenses in an amount greater than one hundred dollars ($100) will require advance written approval by Eventure. At the discretion of Eventure, certain expenses constituting travel and entertainment will be paid by the Company in advance; and requirement by Eventure for JV Holdings, LLC to travel for road shows, conferences, meetings, or company needs as determined by Company shall be paid in advance by Eventure Interactive, LLC.

(d)	Except for the consideration set forth in this Agreement, Eventure shall have no other obligation for payment to JVH for delivery of the Services identified in this Agreement.

4.	Disclosure of Information

Eventure will furnish to JVH information and documents relating to Eventure as reasonably requested by JVH for JVH to perform the Services. In performing the Services, JVH shall use only such information and documents which have been obtained from Eventure’s SEC filings and/or press releases, which have been provided by Eventure to JVH or which Eventure has approved in writing in advance for use by JVH. JVH shall not make any representations on behalf of Eventure without the prior written consent and approval of Eventure. Nothing contained in this Agreement shall grant JVH any right, title, or interest in Eventure’s trademarks, patents, copyrights, trade secrets or other intellectual property.

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JVH shall not disclose to any third party any material non-public information or documents received from Eventure (“Confidential Information”) without the prior written consent of Eventure other than: (i) to the agents or representatives of JVH that have a need to know in connection with the Services, provided such agents or representatives have a similar obligation to maintain the confidentiality of Confidential Information; (ii) as may be required by applicable law; provided, however, JVH shall provide prompt prior written notice thereof to Eventure to enable Eventure to seek a protective order or otherwise prevent such disclosure; or (iii) such Confidential Information has become publicly known through no action of JVH or its agents or representatives.

5.	Representations and Warranties of JVH

In order to induce Eventure to enter into this Agreement, JVH hereby makes the following unconditional representations and warranties:

JVH has the requisite corporate power and authority to enter into this Agreement and perform the Services. This Agreement is enforceable against JVH in accordance with its terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

6.	Representations and Warranties of Eventure

In order to induce JVH to enter into this Agreement, Eventure hereby makes the following unconditional representations and warranties:

Eventure is not subject to any restriction imposed by the SEC or by operation of the Securities Act of 1933, as amended (“1933 Act”), the Exchange Act of 1934, as amended (“1934 Act”) or any of the rules and regulations promulgated under the 1933 Act or the 1934 Act which prohibit its execution of this Agreement or the performance of its obligations to JVH set forth in this Agreement. This Agreement is enforceable against Eventure in accordance with its terms except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies. All payments are required to be made on time and in accordance with the payment terms and conditions set forth in this Agreement.

7.	Indemnification of JVH by Eventure

Eventure acknowledges that JVH will rely on information provided by Eventure in connection with the provision of the Services and represents that such information provided by Eventure will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and agrees to hold harmless and indemnify JVH for claims against JVH as a result of any breach of such representation, including, but not limited to, reasonable attorney’s fees and other costs arising out of any such claims; provided, however, that Eventure shall not be liable in any such case for losses, claims, damages, liabilities or expenses that arise from the gross negligence or willful misconduct of JVH or its agents or representatives.

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8.	Indemnification of Eventure by JVH

JVH and its principals shall indemnify and hold harmless Eventure and its agents and representatives from and against any and all losses, claims, damages, liabilities or expenses, including, but not limited to, reasonable attorney’s fees and other costs related thereto, arising out of JVH’s grossly negligent performance of the Services or JVH’s intentional breach of its representations, warranties or material provisions in the Agreement.

9.	Applicable Law

It is the intention of the Parties that this Agreement and the performance of this Agreement and all lawsuits and special proceedings arising therefrom be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

10.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination of this Agreement, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator and shall attempt to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 10.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) sitting within 20 miles of Costa Mesa, California, for resolution by a single arbitrator acceptable to both parties. If the parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the California Code of Civil Procedure and the California Code of Evidence. The award of such arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

11.	Non-Circumvention

The Parties agree that Confidential Information shall not be used for the enrichment, directly or indirectly, of JVH or its agents or representatives, without the express written consent of Eventure. In addition, JVH agrees that, following receipt of Confidential Information from Eventure, including, but not limited to, its relationships and business contacts, JVH shall not contract or attempt to sell to, transact business with or purchase from the persons or entities represented by Eventure’s relationships or business contacts without the prior written permission from Eventure unless: (i) a business relationship between JVH and Eventure’s relationship predated this Agreement; and (ii) JVH can substantiate the same to the reasonable satisfaction of Eventure.

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12.	No Assignment or Delegation Without Prior Approval

No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person without the prior written consent of the Parties, except by operation of law or as otherwise set forth in this Agreement.

13.	Survival of Agreement

The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

14.	Independent Contractor

JVH agrees to perform the Services as an independent contractor. Nothing contained in this Agreement shall be construed to create an employer-employee relationship between the Parties. JVH shall have no authority to enter into any agreement on behalf of Eventure or to bind Eventure in any manner whatsoever, unless Eventure authorizes JVH to do so in writing in advance of any such agreement being signed by JVH.

15.	No Amendment Except in Writing

Neither the Agreement nor any of its provisions may be altered or amended, except in a dated writing signed by the Parties.

16.	Waiver of Breach

No waiver of any breach of any provision of this Agreement shall be deemed to constitute a continuing waiver or a waiver of any other provision of this Agreement.

17.	Severability of the Agreement

Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

18.	Termination of the Agreement

This Agreement may be terminated by the Company by providing JH a Notice of Termination not less than thirty (30) days prior to the effective date of the termination of this Agreement (“Effective Date of Termination). In the event of termination of this Agreement, JVH shall be entitled to retain the Monthly Cash Fee and Stock Fees it has received prior to the Effective Date of Termination.

19.	Counterparts and Facsimile Signature

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party to this Agreement shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

20.	No Construction Against the Party Drafting This Agreement.

The Agreement shall be construed without regard to any presumption or other requiring construction against the Party drafting this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

EVENTURE INTERACTIVE, INC.		JV HOLDINGS, LLC

By:	/s/ Gannon Giguiere	By:	/s/ Sanford Diday
Name:	Gannon Giguiere	Name:	Sanford Diday
Title:	CEO, Secretary, President	Title:	President

Date: February 2, 2015		Date: February 2, 2015

EXHBIT 10.7

AMENDMENT NO. 1 TO CONSULTING AGREEMENT

This Amendment No. 1 to Consulting Agreement (the “Amendment”) is made as of the 3rd day of February 2015 and amends the Consulting Agreement (the “Consulting Agreement”) made as of March 10, 2014, between Eventure Interactive, Inc. and Harrison Group, Inc. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement.

WHEREAS, the Company and the Consultant wish to extend the term of the Consulting Agreement for an additional period of two years and provide for the issuance of additional stock compensation to consultant in consideration of the extension.

NOW THEREFORE, the parties agree as follows:

1.	Section 3 of the Consulting Agreement is hereby amended to read as follows:

“3. Effective Date and Term; Termination

This Agreement shall be effective on March 10, 2014 and terminate on August 31, 2017 subject to extension upon mutual written agreement of both parties. Notwithstanding the foregoing, the Company may terminate this Agreement at any time upon thirty days prior written notice to Consultant. Upon any such termination, the Company’s obligations to make the monthly payments required by Section 4(a) of this Agreement shall cease. Notwithstanding any termination of this Agreement, the provisions of Sections 2, 7, 9, 10, 11 and 12(j) shall survive and continue.”

2.	Section 4(a) of the Consulting Agreement is hereby removed and Section 4(b) of the Consulting Agreement is hereby amended to read as follows:

“(b) The Company shall issue to the Consultant, as soon as practicable following execution of this Agreement, for Services to be performed in accordance herewith, 100,000 restricted shares of the Company’s common stock (the "Shares") and shall issue to the Consultant effective February 3, 2015 1,500,000 additional Shares. The certificates representing the Shares shall bear appropriate and customary legends restricting their transfer absent registration under the securities laws or available exemption therefrom. The Consultant makes the representations and warranties to the Company set forth in Exhibit B hereto (which are incorporated by reference herein), as of the date hereof and as of the date of each delivery to the Consultant of the Shares.”

3.	The Amendment is hereby made a part of and incorporated into the Consulting Agreement, with all of the terms and conditions of the Consulting Agreement remaining in full force and effect.

4.	This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

EVENTURE INTERACTIVE, INC

By:	/s/ Gannon K. Giguiere
Name:	Gannon K. Giguiere
Title:	Chief Executive Officer

CONSULTANT:

HARRISON GROUP, INC

By:	/s/ Nelson G. Griffin
Name:	Nelson G. Griffin
Title:	Chief Executive Officer

EXHBIT 10.8

CONSULTING AND DEVELOPMENT AGREEMENT

This Agreement is made this 2nd day of February, 2015, between Eventure Interactive, Inc., a Nevada corporation having an address and place of business at 3420 Bristol St., 6th Floor, Costa Mesa, CA 92626, hereinafter referred to as “CUSTOMER,” and Meridian Computing, Inc., a California corporation having an address and place of business at 1165 Lincoln Ave., Suite 324, San Jose, CA 95125, hereinafter referred to as “CONSULTANT.”

1.	STATEMENT OF WORK. During the term of this Agreement, CONSULTANT agrees to perform the services specified in the statement of work on Exhibit A attached hereto, in accordance with the specifications and delivery schedule set forth in Exhibit A (the "Services"). CONSULTANT and CUSTOMER agree that additional services may be performed under this Agreement and that any such additional services will be set forth as additional statements of work (each, a “SOW”) executed by the parties and attached as Exhibit A-1, Exhibit A-2, etc. to this Agreement, as mutually agreed upon by the parties. Each SOW will be subject to the terms and conditions of this Agreement and, upon execution by the parties, will be deemed incorporated herein by this reference.

A.	Tools. Unless otherwise expressly specified on Exhibit A or in the applicable SOW, CONSULTANT shall provide the facilities, tools, equipment, materials and information necessary to perform the Services, at its own expense. CUSTOMER acknowledges that CONSULTANT’s ability to perform its obligations depends on CUSTOMER’s performance of CUSTOMER’s own obligations hereunder.

B.	Subcontractors. CONSULTANT will not subcontract or assign its duties in hereunder without prior written approval by CUSTOMER. Notwithstanding the foregoing, CUSTOMER hereby expressly authorizes CONSULTANT to subcontract some or all of the Services contemplated hereunder to individual software developers who are under contract with CONSULTANT as independent contractors (“Subcontractors”). CONSULTANT will inform CUSTOMER of the identity of each such Subcontractor and CONSULTANT acknowledges that CUSTOMER may have direct contact with the Subcontractors from time to time as determined by CUSTOMER and the Subcontractors with respect to the progress of the Services.

C.	Third Party Content and Fees. Any material that must be licensed from third parties will be expressly disclosed in the applicable SOW. The disclosure will set forth the license terms together with the fees, royalties, costs or other charges.

2.	PAYMENT. CUSTOMER will compensate CONSULTANT for Services according to the fee schedule set forth on Exhibit A or in the manner specified in the applicable SOW.

A.	Invoices. As set forth on Exhibit A or in the applicable SOW, CONSULTANT will invoice CUSTOMER for Services per agreed upon terms. Each invoice will describe the Services included in the invoice and shall be accompanied by assignments, in the form determined by CUSTOMER, of all material delivered to CUSTOMER related to said invoice. CUSTOMER will pay the invoiced amount per the stated terms on the invoice after receipt of the invoice and assignments. If CUSTOMER fails to pay any amount when due to CONSULTANT, CONSULTANT shall be entitled to stop providing the Services and withhold delivery of any deliverable until such payment is made.

B.	Expenses. Unless specifically set forth in Exhibit A or in the applicable SOW, CONSULTANT will be solely responsible for any expenses it incurs in connection with the Services, including, without limitation, travel and telephone charges. To the extent that expenses are reimbursable pursuant to Exhibit A or the applicable SOW, as a condition to reimbursement of such expenses, Consultant must submit to CUSTOMER receipts for items for expenses amounting to more than U.S. $25.00. All expenses must be approved in advance by CUSTOMER.

C.	Taxes. CUSTOMER will be solely responsible for and shall pay all applicable federal, state and local taxes or contributions imposed or required by law and for filing all required tax forms with respect to the Services and deliverables under this Agreement, including, but not limited to amounts payable hereunder, excluding taxes based on CONSULTANT’s net income.

3.	OTHER OBLIGATIONS. Each party agrees that, during the term of this Agreement and for six (6) months thereafter, neither party will, directly or indirectly, solicit, or in any manner encourage, employees, contractors or subcontractors of the other to end their relationships with the respective party and/or provide services to the other party.

4.	TERMINATION. This Agreement commences on the date written above and shall continue in effect until services have been completed as set forth in Exhibit A. Customer may terminate this Agreement at any time by providing Consultant with thirty (30) days’ prior written notice of such termination. Each party will return (or if requested by the other party, destroy) the Confidential Information of the other party pursuant to this Agreement. Sections 2 through 11 will survive any expiration or termination of this Agreement.

5.	INTELLECTUAL PROPERTY/CONFIDENTIALITY.

A.	Creations. Any and all works, computer programs, diagrams, methods, procedures, reports, inventions, discoveries, improvements or creations (collectively “Creations”) which CONSULTANT has conceived or made or may conceive or make during the term of this Agreement, including the time before the execution of this Agreement, in any way, directly or indirectly, connected with Services provided to CUSTOMER pursuant to this Agreement shall be the sole and exclusive property of CUSTOMER. CONSULTANT hereby transfers and assigns to CUSTOMER all proprietary and intellectual property rights, including, without limitation, copyright, trademark, and/or patent rights, and all moral rights in the Creations without further compensation to CONSULTANT.

B.	Disclosure and Assignment of Creations. CONSULTANT agrees promptly to disclose to the CUSTOMER any and all inventions, discoveries, improvements, trade secrets, formulae, techniques, processes and know-how, whether or not patentable or whether or not reduced to practice, conceived or learned by CONSULTANT, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research or investigations of CUSTOMER, or which result, to any extent, from use of the CUSTOMER's premises or property (the work being hereinafter collectively referred to as the "Creations"). CONSULTANT acknowledges and agrees that all such Creations and all copyrightable material shall be the sole property of CUSTOMER and/or any other person or entity designated by it and CONSULTANT hereby assigns to CUSTOMER CONSULTANT’s rights, including copyrights, and interests to all Creations. To the extent allowed by law, this assignment of Creations includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent CONSULTANT retains any such Moral Rights under applicable law, CONSULTANT hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the CUSTOMER and agrees not to assert any Moral Rights with respect thereto. CONSULTANT will confirm any such ratifications, consents and agreements from time to time as requested by CUSTOMER. Upon request by CUSTOMER, CONSULTANT shall execute any required documents, including assignments, and furnish all reasonable assistance to CUSTOMER in order to vest all rights to the Creations and copyrights in CUSTOMER.

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C. Confidential Information. Except as hereinafter specifically provided, (i) all information disclosed by CUSTOMER to CONSULTANT pursuant to this Agreement and (ii) the proprietary information of CONSULTANT related to this Agreement, including the skills, identify and contact information of CONSULTANT’s Subcontractors and the fees under this Agreement, is confidential information (“Confidential Information”) and will be kept in confidence by the party receiving such Confidential Information. Neither party will use Confidential Information of the other, except as needed to exercise its rights or perform its obligations under this Agreement, and each party will take all reasonable precautions to prevent Confidential Information from being disclosed to third parties. Notwithstanding the foregoing, CONSULTANT may disclose the Confidential Information of CUSTOMER to its employees and Subcontractors performing the Services under this Agreement, provided that such Subcontractors are bound by confidentiality obligations similar to the ones contained herein. The confidentiality obligations in this Section shall not apply to disclosed information which the receiving party can prove: (i) the receiving party rightfully knows at the time of disclosure, free of any obligation to keep such information confidential; (ii) is, at the time of disclosure or thereafter becomes, generally publicly known; (iii) the receiving party independently developed without the use of any Confidential Information of the disclosing party; or (iv) the receiving party rightfully obtains from a third party who has the right to transfer or disclose it, without restriction on disclosure. If the receiving party faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving party shall promptly notify the disclosing party and, upon the disclosing party’s request, shall cooperate with the disclosing party in contesting and/or limiting such request.

6.	DISCLAIMER, LIMITATION OF LIABILITY. CONSULTANT will provide the Services in a professional and workmanlike manner that is customary in CONSULTANT’s industry for such Services. In the event of a breach of the foregoing representation, at CUSTOMER’s option CUSTOMER’s remedy will be either the re-performance of the non-conforming Services or the termination of this Agreement. CONSULTANT WILL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGE OF ANY KIND OR NATURE, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, EVEN IF CONSULTANT HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

7.	INDEPENDENT CONTRACTOR. CONSULTANT will serve as an independent contractor, and this Agreement will not be deemed to create a partnership, joint enterprise, or employment relationship between the parties. CONSULTANT shall make appropriate filings with taxing authorities as a self-employed entity and shall be liable for all required payments to the local, State, Federal, and other taxing authorities (including income tax and social security and SDI payments.) Because CONSULTANT is an independent contractor, CUSTOMER shall not withhold any taxes from the compensation herein provided.

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8.	INTEGRATION/INTERPRETATION. This Agreement may not be changed except in writing signed by CONSULTANT and CUSTOMER. This Agreement contains the entire agreement between the parties, and supercedes any other prior or contemporaneous proposals, understandings or agreements, whether in written or oral form, with respect to the subject matter of this Agreement. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors in interest, assignees and legal representatives; provided however, that CONSULTANT may not assign any rights (except the right to payment) nor delegate any duties hereunder without the express written approval of CUSTOMER. No change, amendment or modification of any provision of this Agreement is valid unless set forth in a written instrument signed by both parties. All waivers hereunder must be in writing, and no failure by either party to enforce any rights hereunder shall constitute a waiver of such right then or in the future. If a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the economic intent of the parties, and the remainder of this Agreement will continue in full force and effect.

9.	CHOICE OF LAW, JURISDICTION. This Agreement and any action related thereto will be governed, controlled, interpreted and defined by and under the laws of the State of California and the United States, without regard to the conflicts of laws provisions thereof. The exclusive jurisdiction and venue of any action with respect to the subject matter of this Agreement will be the state courts of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California and each of the parties hereto submits itself to the exclusive jurisdiction and venue of such courts for the purpose of any such action.

10.	ATTORNEY’S FEES. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs, expert witness fees and reasonable attorneys’ fees.

11.	LANGUAGE. This Agreement is in the English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the interests of either party hereto. Furthermore, the parties agree that all correspondence, notices, orders, claims, suits and other communication between the parties hereto shall be written or conducted in English.

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12.	CURRENCY. The currency of accounting and the currency of payment are U.S. Dollars.

13.	NOTICES. Any notice required or permitted by this Agreement will be in writing and will be sent by prepaid, registered or certified mail, return receipt requested or by overnight delivery service, addressed to the other party at the address shown at the beginning of this Agreement, to the attention of the President, or at such other address for which such party gives notice hereunder. In the case of mailing, such notice will be deemed to have been given five (5) calendar days after mailing.

14.	COUNTERPARTS. This Agreement may be executed by facsimile or other electronic copy and in any number of counterparts, each of whom shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Development Agreement as of the day and year first above written.

Eventure Interactive, Inc.		Meridian Computing, Inc.

By:	/s/ Gannon Giguiere	By:	/s/ Christopher Fuselier

Title:	President	Title:	Partner, CEO

Date: February 2, 2015		Date: February 2, 2015

EXHIBIT A

STATEMENT OF WORK

GENERAL

This is a statement of work under the Consulting and Development Agreement by and between Meridian Computing, Inc., (“CONSULTANT”) and Eventure Interactive, Inc. (“CUSTOMER”) dated February 2, 2015 (“Agreement”) and is subject to the terms and conditions of the Agreement.

SUMMARY OF THE SERVICES AND DESCRIPTION OF DELIVERABLES

1)	Development of the Eventure Android and iOS apps, including but not limited to:
a.	User interface implementation.
b.	Client-side database definition and queries.
c.	Web service methods for communicating with the Eventure server.
2)	Requirements gathering and specifications, as needed, describing the mobile architecture and implementation.
3)	Coordination with the Eventure team in Costa Mesa regarding product requirements, release schedules and client-server dependencies.

RATES & PAYMENT SCHEDULE

$19,200 per month for twelve (12) months, for 240 hours/month of software development services.

Total fee: $230,400

The total fee is due and payable upon execution of this agreement by CONSULTANT and CUSTOMER. Work will commence on February 2, 2015 and will continue through February 1, 2016.

The parties, through their authorized representatives, hereby agree to the terms of this Statement of Work on Exhibit A. This SOW may only be modified in writing signed by authorized representatives of CUSTOMER and CONSULTANT.

Eventure Interactive, Inc.	Meridian Computing, Inc.

By:	By:

Title:	Title:

Date:	Date:

EXHBIT 10.9

February 2, 2015	PERSONAL & CONFIDENTIAL

Mr. Gannon Giguiere

Eventure Interactive, Inc.

3420 Bristol Street, 6th Floor

Costa Mesa, CA 92626

Dear Mr. Giguiere:

The purpose of this letter (the “Agreement”) is to confirm the engagement of M1 Capital Advisors, LLC. (“M1”) by Eventure Interactive, Inc. (“Eventure” or “Client”) to provide strategic and corporate consulting services (“Consulting Services”) as outlined below.

Section 1. Services. M1 will provide Client with Consulting Services that include development and refinement of business plan; investor presentation materials; market and competitive research assessment and review of product feature sets; and go-to-market strategies and initiatives.

Section 2. Fees. The compensation shall be $110,000 for the duration of 2015 (“Consulting Fees”). The Consulting Fees shall be paid to M1 upon the execution of the Agreement.

Section 3. Expenses. In addition to the compensation described in Section 2 above, Client agrees to promptly reimburse M1, upon request from time to time, not more than monthly, for all reasonable out-of-pocket expenses (travel, lodging, meals, printing, etc.) M1 incurred and that Client APPROVES IN ADVANCE, and all other expenses shall be the responsibility of the party incurring such expenses.

Section 4. Ownership of Work. Client shall retain all rights to all work performed by M1; provided, however, that M1 shall retain exclusive, full ownership of all proprietary processes, analysis tools, graphical images and drawings, presentation formatting, and any other items that are part of M1’s business of providing consulting and other advisory services to its clients.

Section 5. Confidentiality. Each party to this Agreement shall maintain as strictly confidential and not disclose to any third party any proprietary information (the “Confidential Information”) provided that party by the other party to this Agreement.

The non-disclosing party shall be excepted from the obligations of this section with respect to any portion of Confidential Information to the extent that portion of Confidential Information:

(a) is within the knowledge of the non-disclosing party prior to the Start Date of this Agreement;

(b) or is within the public domain or enters the public domain through no fault of the non-disclosing party;

(c) or is rightfully disclosed to the non-disclosing party by a third party without obligation of confidentiality, but only to the extent rightfully permitted by the third party.

The obligations of the non-disclosing party under this section with regard to any portion of Confidential Information shall continue for a term of twenty four (24) months from the Start Date of this Agreement, or until one of the exceptions identified above applies to that portion of Confidential Information.

Section 6. Term; Termination of Engagement.

(a) M1’s engagement and all rights and obligations of the parties hereto shall commence upon M1’s receipt of a signed copy of the Agreement, (“Start Date”). The Term of the Engagement shall be for 11 months; renewable 60 days before the end of the Term, as mutually agreed upon by the Client and M1.

(b) Client may not terminate this engagement during the 11 month term. In addition to the foregoing, the provisions in this Agreement related to indemnification shall survive termination of this Agreement.

Section 7. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and permitted assigns of the parties hereto and of the indemnified parties hereunder and their successors and permitted assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. This Agreement shall not be assignable by M1 without the prior written consent of Client.

Section 8. Indemnity. The indemnification provisions attached hereto as Exhibit A are incorporated herein and made a part hereof.

Section 9. Arbitration. Unless the Parties mutually agree otherwise in writing, all claims, disputes or other matters in question between the Parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be subject to and decided by arbitration, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on each party, and judgment upon the arbitration award may be entered in any court having jurisdiction over the matter.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws rules thereof, and any arbitration shall be brought in Orange County, California using California laws.

Section 10. Force Majeure. Any failure or delay by either the Client or M1 in the performance of its obligations under this Agreement is not a default or breach of the Agreement or a ground for termination under this Agreement to the extent the failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, legal actions, strikes or other factors beyond the reasonable control of a party (each, a “Force Majeure Event”). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes the Force Majeure Event and includes a good faith estimate as to the impact of the Force Majeure Event upon its responsibilities under this Agreement, including, but not limited to, any scheduling changes. If the Force Majeure Event causes all or a portion of the services to be delayed, or otherwise causes a failure to comply with this Agreement, and continues to occur for more than thirty (30) days after notice of the Force Majeure Event the Term shall be extended for the specific time delay.

Section 11. Miscellaneous.

(a) Client expressly acknowledges that all opinions and advice (written or oral) given by M1 to Client in connection with M1’s engagement are intended solely for the benefit and use of Client.

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(b) Client shall be under no obligation to enter into or execute any transaction, partnership or other agreement or arrangement with any party as a result of this Agreement and the entry into any transaction, partnership or other agreement or arrangement shall be in the sole discretion of Client.

(c) Client is a sophisticated business enterprise that has retained M1 for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. In the event of any business transaction or engagement, each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by the Agreement, and each party agrees that there is no fiduciary relationship between them.

(d) Client represents and warrants to M1 that M1's engagement hereunder has been duly authorized and approved by all corporate action by Client and this letter Agreement has been duly executed and delivered by Client and constitutes a legal, valid and binding obligation of Client. M1 represents and warrants to Client that M1’s engagement hereunder has been duly authorized and approved by all necessary limited liability company action by M1 and this letter Agreement has been duly executed and delivered by M1 and constitutes a legal, valid and binding obligation of M1.

(e) M1 shall have the right to include Client’s name, logo and any non-confidential information relating to the project in M1’s website and marketing materials.

(f) The Client acknowledges that it is not relying on the advice of M1 Capital for tax, legal or accounting matters it is seeking, and will rely on the advice of its own professionals and advisors for such matters.

(g) This Agreement may be executed in one or more counterparts, which together shall constitute the same agreement.

***

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This Agreement and the exhibit attached hereto shall constitute the full scope of the relationship between M1 and Client. Please sign this letter at the place indicated below, whereupon it will constitute our mutually binding agreement with respect to the matters contained herein.

Very truly yours,

M1 CAPITAL ADVISORS, LLC

By:	/s/ Toan Bui
Toan Bui
Managing Partner

Agreed to and accepted:

Eventure interactive, Inc.

By:	/s/ Michael Rountree
Michael Rountree
Chief Financial Officer

Exhibit A

INDEMNIFICATION PROVISION

Eventure Interactive, Inc. (the “CLIENT”) and M1 Capital Advisors, LLC (“M1”), agrees to indemnify and hold harmless each other and its affiliated entities, partners, employees, consultants, legal counsel, agents, members, managers, representatives, and agents (collectively the “Indemnified Parties”) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, the Indemnified Parties’ performance or nonperformance of its obligations under the letter agreement between Client and M1 to which these provisions are attached and form a part (the “Agreement”); provided, however, that the Indemnified Parties shall not be obligated to indemnify, defend or hold harmless each other for losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements suffered by or paid by Indemnified Parties as a result of acts or omissions of Indemnified Parties which have been made or not made in bad faith or which constitute willful misconduct.